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                                                                    Exhibit 99.1
Case No.: 02-00612A

Department No.: II



              FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA

                             IN AND FOR CARSON CITY

NEVADA POWER COMPANY,                         )
                                              )
        Petitioner                            )
                                              ) PETITION FOR JUDICIAL REVIEW OF
    vs.                                       ) AN ORDER OF THE PUBLIC UTILITIES
                                              ) COMMISSION OF NEVADA; REQUEST
PUBLIC UTILITIES COMMISSION OF NEVADA,        ) FOR EXPEDITED HEARING; AND
                                              ) REQUEST FOR EVIDENTIARY HEARING
       Defendant                              ) TO ADDUCE NON-RECORD EVIDENCE OF
                                              ) IRREGULARITY IN PROCEEDINGS
Intervenors and Parties of Record Below:      )
   Attorney General's Bureau of Consumer      )
     Protection,                              )
   Nevada Energy Buyers Group,                )
   Southern Nevada Water Authority,           )
   MGM/Mirage,                                )
   Nevada Coalition of Commercial Energy      )
     Consumers,                               )
   Clark County School District,              )
   Clark County,                              )
   Department of Energy,                      )
   City of Las Vegas,                         )
   Utility Shareholders Association.          )
-----------------------------------------     )



         COMES NOW, the Nevada Power Company ("Nevada Power" or "Company" or "Petitioner"), by and through its undersigned counsel, and petitions this Court for judicial review of an order of the Public Utilities Commission of Nevada ("Commission" or "PUCN"). This petition is filed pursuant to NRS ss.703.373 and where applicable to NRS Chapter 233B,

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which provide in part that any aggrieved party to a proceeding before the
Commission is entitled to judicial review of a final decision. Such review is initiated with a petition for judicial review that may be filed in the district court in and for Carson City. NRS ss.703.373(2).

         With this Petition, Nevada Power seeks to reverse those portions of the Commission's final order in PUCN Docket No. 01-11029, dated and effective March 29, 2001, which for ease of reference is attached hereto as Petition Exhibit "A", making five separate adjustments totaling $437 million of its $922 million deferred energy balance on the basis of imprudence. The impact of the Commission's final order has been swift and severe. Within just hours of the vote approving the order, Nevada Power's credit status was downgraded to non-investment grade or "junk" status and its market capitalization declined by over 40%, with severe negative implications on future power supply and reliability. Petitions for judicial review of final orders of the Commission are afforded precedence over other civil actions of a different nature. NRS ss.703.373(5). Nevada Power requests expedited treatment of its Petition.

                             BRIEF STATEMENT OF CASE


         1. Petitioner Nevada Power is a public utility providing retail electric service to customers in and around Las Vegas, Nevada pursuant to a certificate of public convenience and necessity granted and administered by the Commission. Nevada Power is not now a debtor in bankruptcy.

         2. Nevada Power is itself a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific Resources, a publicly traded Nevada corporation and utility holding company, which, through Nevada Power and its wholly owned subsidiary Sierra Pacific Power Company, conducts electric and/or gas utility operations in fourteen Nevada

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Counties (Clark, Nye, Washoe, Douglas, Storey, Lyon, Churchill, Lander,
Esmerelda, Pershing, Elko, Mineral, Humboldt, and Eureka) and Carson City.

         3. Defendant Commission is an administrative agency of the State of Nevada, created by the legislature in NRS Chapter 703 to supervise and regulate the operations, including rates, public utilities as defined in NRS Chapter 704. Intervenors and parties of record below who are entitled to service of this Petition for Judicial review and may intervene as a matter of right include the Attorney General's Bureau of Consumer Protection, the Nevada Energy Buyers Group ("NEBG"), Southern Nevada Water Authority ("SNWA"), MGM/Mirage, Nevada Coalition of Commercial Energy Consumers ("NCCEC"), Clark County School District, Clark County, Department of Energy, City of Las Vegas, Utility Shareholders Association of Nevada ("USAN").

         4. Under Chapters 16 and 35 and Chapters 604 and 98 of the Acts of 2001 (the "Act"), enacted on April 28, 2001, and codified at NRS 704.187 and 704.110 (attached to the Act), Petitioner was required to record in an account certain costs for the purchase of fuel to generate electricity in its power plants, and all costs for the purchases of power from third-party wholesalers for resale to Petitioner's customers.

         5. The costs recorded in this account consist of all costs in excess of the revenues collected by Petitioner from customers pursuant to a rate established by the legislature for the collection of those costs from customers. That rate is called the Base Tariff Energy Rate ("BTER") and it was set at a level which was the rate previously established by the Public Utilities Commission of Nevada ("PUCN") for the collection of fuel and purchased power costs, pursuant to a special rate application filed by Petitioner with the PUCN on January 29, 2001, and which was granted in part on or about March 1, 2001.

         6. The March 1, 2001, rate established by the PUCN was admittedly substantially less than sufficient to generate revenues to recover Petitioner's actual on-going costs for fuel and purchased power, but Petitioner requested that it be allowed to

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liquidate, renegotiate, or restructure its then-existing valuable "in the money"
power supply contracts with third-party suppliers to capture their value in 2001, thereby lowering 2001 costs. While the PUCN approved the rate, it took under advisement for later consideration Petitioner's proposal to liquidate, renegotiate, or restructure its then-existing power supply contracts.

         7. At that time (March 2001) Petitioner also had currently pending sales of its generating plants and had contracted from the buyers of those plants the right to purchase all power generated by those plants up to March 2003 at 1997 prices. These were extremely valuable contracts in that the difference between the contract price (1997 prices) and then-current market price (March 2001) was over $800 million. These sales and contracts were authorized under then-existing state law and state PUCN authority.

         8. The Act established the admittedly insufficient rate set in the March 1 PUCN rate decision as the BTER for the March 1 to September 30 deferral period, but also (a) abrogated all of Petitioner's then-pending sales of its generating plants and all of its contracts to buy power from those plants at 1997 prices, and (b) also prohibited Petitioner from in any way liquidating, renegotiating, or restructuring its existing power supply contracts with third party suppliers. In short, the Act substantially increased Petitioner's on-going fuel and purchased power costs and established an artificially low and insufficient rate for recovery of those costs.

         9. Pursuant to the Act, Petitioner was also required to forfeit all costs of fuel and purchased power it had actually incurred prior to March 1, 2001, which it had not already recovered in revenues collected pursuant to special rates authorized under a settlement of litigation approved by this Court and the PUCN in July 2000. The amount forfeited by Petitioner was in excess of $300,000,000, which approximates two years worth of Petitioner's total annual net income. The Act also prohibited Petitioner from raising rates

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incrementally to recover its increased costs of fuel and purchased power, which right had been previously approved by this Court and the PUCN in settlement of previous litigation.

         10. Under the Act, Petitioner was required to file an application with the PUCN on December 1, 2001, to recover the costs recorded in its deferred account over the period March 1, 2001, to September 30, 2001. The PUCN was required to process that application and put new rates into effect effective April 1, 2002, sufficient to allow Petitioner to recover the amount recorded in the account over a period not to exceed three years (three-year amortization).

         11. Under NRS 704.110(8), Petitioner is not allowed to recover any costs for purchased fuel or power that resulted from any practice or transaction that was undertaken, managed, or performed imprudently.

         12. At the time the Act was enacted on April 18, 2001, Petitioner had already contracted for substantially all of the purchased power needed to supply its customers over the March 1, 2001, to October 1, 2001, period. As set forth above, the PUCN and the legislature were both informed that the March 1, 2001, BTER rate established by the legislature was insufficient to generate revenues sufficient to recover the actual costs of those contracted-for supplies and that the undercollection expected to be recorded in the deferred energy account over the period March 1, 2001, to October 1, 2001, would approximate $900,000,000, and would likely require a rate increase of 25% or more to be implemented in April 2002.

         13. As required by the Act, on December 1, 2001, Petitioner filed its application to recover all the costs recorded in its deferred energy account over the period March 1, 2001, to October 1, 2001, which was approximately $922 million, and requested permission to raise rates approximately 21% to recover those costs. In short, the result was as expected and reported to the legislature when it enacted the Act.

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         14. On March 21, 2001, the PUCN issued its order disallowing and rejecting recovery of $437 million of the $922 million of the costs actually incurred and paid by the Company over that period and recorded in the deferred account on grounds that this amount had been imprudently incurred.

         15. On the basis of that ruling, which effectively imposed all those disallowed costs on shareholders, the Companies' credit standing was reduced to junk status, thereby effectively nullifying its borrowing capacity and reduced its equity market capitalization by approximately 41% ($15 per share to $8 per share).

         16. The PUCN's decision and its findings of fact and conclusions set forth in its Order are:

             (a)   In violation of constitutional or statutory provisions.
             (b)   Made upon unlawful procedure.
             (c)   Affected by other error of law.
             (d) Clearly erroneous in view of the reliable, probative, and substantial evidence on the whole record; or
             (e) Arbitrary or capricious or characterized by abuse of discretion.

         17. In making and asserting all claims for relief herein or hereunder, Petitioner is not claiming or asserting any of its federal claims for relief, including, but not limited to, for takings under the Act or otherwise, but is only asserting claims under state law that the rates established by the PUCN are confiscatory as well as other state claims specifically asserted herein. Petitioner specifically reserves its rights to assert and seek any and all available claims for relief under federal law or under the federal constitution to which it may be entitled, and specifically reserves the right to assert and seek such claims in federal court. Petitioner specifically incorporates this statement in each and every claim asserted hereunder as though fully restated therein.

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               VIOLATION OF CONSTITUTIONAL OR STATUTORY PROVISIONS

                                        I
                             FIRST CLAIM FOR RELIEF

         18. Petitioner fully incorporates by reference each and every allegation, averment, and statement of law or fact set forth in Paragraphs 1 through 17 above and Paragraphs 19 to the end as though each were fully restated and realleged herein.

                                       II

         19. The order is in violation of Articles 1 and 8 of the Nevada Constitution of the United States Constitution in that the rates established are confiscatory, and result in the taking and deprivation of Petitioner's property without just compensation and because the procedures adopted, implemented, and employed by the PUCN deprived Petitioner of a full and fair trial and violated Petitioner's rights to procedural due process.

                                       III

         20. The Order was in violation of petitioner's due process rights to a fair and impartial decision-maker in that one commissioner possessed a predisposed settled state of mind over the matters in issue and expressed bias and prejudice against Petitioner which affected the deliberations and the decision of the tribunal.

                               UNLAWFUL PROCEDURE

                                        I

         21. Petitioner fully incorporates by reference each and every allegation, averment, and statement of law or fact set forth in Paragraphs 1 through 20 above and Paragraphs 22 to the end as though each were fully restated and realleged herein.

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                                       II

         22. The order was made on unlawful procedure in that proceedings were truncated, Petitioner was denied full and fair opportunity to cross-examine witnesses, relevant and probative evidence was improperly struck and/or otherwise ruled to be inadmissible, and expansive and disproportionate examination time was accorded multiple adverse parties and denied and truncated to Petitioner.

                                       III

         23. The Order was made on unlawful procedure in that it was based, in part, on evidence improperly and unlawfully obtained pursuant to abuse of the Attorney General's subpoena power for ulterior purposes, which power was effectively loaned to private party litigants for private party interests and in violation of rules of civil practice and discovery. Furthermore, the information obtained was provided by a cooperative subpoena respondent who agreed to provide only selective documents designed solely to induce a decision by the PUCN favorable to its position in litigation initiated by Petitioner against that supplier now pending before the Federal Energy Regulatory Commission ("FERC"). Petitioner was not provided with any notice of any subpoena, subpoena duces tecum, or deposition notice, and was not aware of this violation of civil practice or procedure but adverse parties of record were so informed.

                        IN EXCESS OF STATUTORY AUTHORITY

                                        I

         24. Petitioner fully incorporates by reference each and every allegation, averment, and statement of law or fact set forth in Paragraphs 1 through 23 above and Paragraphs 25 to the end as though each were fully restated and realleged herein.

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                                       II

         25. The Order is in excess of statutory authority in that it was based, in part, on alleged omissions which occurred in 1999 prior to enactment of the Act and prior to the incurrence of any of the costs recovered during the March through September time period in violation of the Act, in violation of NRS ss.704.110, and in violation of due process and Article 15 of the State Constitution.

                      CLEARLY ERRONEOUS ON THE WHOLE RECORD

                                        I

         26. Petitioner fully incorporates by reference each and every allegation, averment, and statement of law or fact set forth in Paragraphs 1 through 25 above and Paragraphs 27 to the end as though each were fully restated and realleged herein.

                                       II

         27. The order is clearly erroneous in view of the reliable, probative, and substantial evidence on the whole record in that (a) Petitioner was not imprudent in securing additional supplies in February and April 2001 at then-current market prices for energy to be delivered to customers during the summer of 2001, when shortages in the Western United States were anticipated, and the PUCN and legislature were, at that time, expressly exhorting and admonishing Petitioner to secure sufficient, safe, and reliable supplies to satisfy all anticipated summer loads and needs; (b) Petitioner was not imprudent in securing additional fuel and power to compensate for reductions in previously planned-for energy supply caused by the legislature's April 2001 abrogation of Petitioner's previously authorized and then-pending sales of generating plants and its abrogation of contracts to secure supplies from those sold plants; (c) Petitioner was not imprudent in purchasing

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September 2001 supplies in the fall of 2000 or spring of 2001 and in retaining those supplies until September 2001, at which time it would know whether and to what extent those supplies were needed; (d) Petitioner was not imprudent in securing supplies to serve load in off-peak hours (low load nighttime) in the summer 2001 when, at the time it purchased those supplies, it needed those supplies to serve that load; (e) Petitioner was not imprudent in the fall of 1999 because it was unable to consummate a contract with an agent for a supplier (Merrill Lynch) for delivery of energy in the summer of 2001, when (i) the energy being negotiated was not firm (uninterruptible); (ii) the obligation and costs for delivery were not specified; (iii) arrangements for delivery were not specified; (iv) the costs of the energy proposed were above then-current market price; (v) the agent was advising Petitioner to wait for market conditions to subside (which never happened); (vi) under then-existing state law, the supply had to be assignable to an affiliate of Petitioner and the supplier had not agreed to make the supply assignable; (vii) the supplier demanded security and collateral, which had not been agreed to; and (viii) the supplier was a minor market participant and the magnitude of the transaction proposed was more than 45 times its previously combined annual transactions.

                            ARBITRARY AND CAPRICIOUS

                                        I

         28. Petitioner fully incorporates by reference each and every allegation, averment, and statement of law or fact set forth in Paragraphs 1 through 27 above and Paragraphs 29 to the end as though each were fully restated and realleged herein.

                                       II

         29. The Order was arbitrary and capricious for the reasons hereinabove alleged, and also on the basis of injudicious and intemperate pronouncements which evinced not

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only bias and prejudice against Petitioner and an arbitrary and capricious analysis, but precluded any reasoned or deliberate decision or determination regarding petitioner's inability to negotiate a supply contract on reasonable and satisfactory terms, as well as on all other matters, and therefore the Order is an abuse of discretion.

                               STATEMENT OF FACTS

                                  INTRODUCTION

         The Causes of Action set forth in this Petition for Judicial Review relate to Nevada Power's purchases of energy during the Western Energy Crisis, which commenced in approximately May 2000. Going into the Crisis in the summer of 2000, Nevada Power was operating under a statutory and regulatory scheme euphemistically referred to as "industry restructuring", pursuant to which it was to exit the energy supply business in its entirety. Under A.B. 366 (1997 Legislature) as modified by S.B. 438 (1999 Legislature), Nevada Power's generating plants and all of its fuel and power supply provided by its contracts with third parties were to be divested through auctions to unrelated third parties. Many of its other related business and energy assets used to serve customers (such as metering and billing) were to be divested to either specially regulated, stand-alone affiliates or to unrelated third parties. Nevada Power's large line transmission assets were also to be divested to either an affiliate or to unrelated third parties, but operated by an independent regional transmission organization, which was to include other utilities in different states. What was to remain of Nevada Power at the end of "restructuring" was its local distribution or "wires only" business.

         However, for a prescribed period of transition to total restructuring, Nevada Power was to have the additional responsibility to supply energy to retail customers who either failed to choose an alternative energy supplier, or who, because of credit or other service problems, were not eligible to take supply from an alternative provider. That function, the

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so-called "Provider of Last Resort" or "PLR" function, was to be provided directly by Nevada Power, the distribution utility, only up and through July 1, 2001. On that date, the Commission would either 1) assign all or a part of the PLR function to alternative sellers; 2) auction all or a part of the PLR function to alternative sellers; or 3) require that Nevada Power form another stand-alone affiliate to provide the PLR function through February 28, 2003. Nevada Power, the distribution utility, was prohibited from providing energy to retail customers after July 1, 2001.

         In July 2000 Nevada Power, the Commission, and several of Nevada Power's largest customers executed a series of settlement agreements in several pending lawsuits, including three cases pending in this court, related restructuring and the purchased fuel and power rates that Nevada Power would charge to retail energy customers during the transition period. Those agreements, dubbed the "Global Settlement", provided for a phase-in of retail open access beginning on November 1, 2000. Nevada Power's largest customers (some 500 MW of peak demand) would be eligible to take energy from alternative sellers as of that date. Smaller commercial customers could exit in April and June 2001. On July 1, 2001, Nevada Power would form a stand-alone affiliate to provide energy to its remaining customers, all of whom (some 4100 MW of peak demand) would be eligible to take energy from alternative sellers between September 1 and December 31, 2001.

         It was in this context that Nevada Power and the State of Nevada, entered into the 2000-2001 Western Energy Crisis. Prices in the summer of 2000 were unusually high. More alarming, prices didn't ease after the summer peak as was customary. Supplies remained short and prices continued to rise. In November 2000 California began declaring energy shortage alerts. Prices continued to rise. By December 2000 the alerts became full-blown system emergencies that included voluntary curtailments and extraordinary conservation measures. Prices continued to rise. By January 2001 (typically the lowest-

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demand period for electricity), supply wasn't available at any price for certain period of time. California cities were living with daily rolling black outs. Prices were 40 to 50 times higher than historical market prices--and climbing.

         State policy makers and Nevada Power responded. In October 2000, the Governor announced that the retail energy market would not open on November 30, 2000 as contemplated in the Global Settlement, and that he was forming an energy task force to reassess the State's entire energy policy. For the first time since 1997 Nevada Power knew with certainty what its retail load responsibility would be for the summer of 2001 and it immediately began to buy power to supply the energy needed for the summer 2001 peak (i.e., fill its "open position"). In November 2000 the Commission issued an order rejecting Nevada Power's short and long term plan to supply the state's energy needs (i.e., its "integrated resource plan"). For the first time since 1995, the Commission asked Nevada Power to plan to meet load on a longer-term basis (more than one summer peak in advance), and Nevada Power began negotiating purchased power contracts for the summer 2002 peak as well. In December 2000 the Attorney General's Consumer Advocate began making public statements that the reliability of Nevada's energy supply might be adversely impacted if the seven separate then-pending sales of Nevada Power (and Sierra Pacific Power Company's) generating stations were allowed to proceed to closing. For the first time since 1997 Nevada Power knew with some certainty that it would own its generating units in the summer of 2001, and immediately began to purchase fuel to meet the summer 2001 peak.

         By mid-April 2001, the Legislature had enacted and the Governor had signed A.B. 369, emergency legislation that halted divestiture of the generating plants, terminated restructuring, lifted rate caps and reinstated traditional ratemaking for purchased fuel and power (deferred energy accounting). In just six months state energy policy and Nevada Power had moved from full blown industry restructuring (the break-up of the vertically


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integrated electric utility), and the development of "effective competition", to a fully integrated electric utility (generation, transmission and distribution) with an obligation to plan for and meet future retail load, and a return to traditional ratemaking principles of reliable service at just and reasonable rates.

         Nevada Power spent almost $2 billion between March 1, 2001 through September 30, 2001, buying electricity and fuel to keep the lights on in southern Nevada. Just half of the amount spent was covered in Nevada Power's existing energy rates. Pursuant to A.B. 369 and the Commission's regulations governing deferred energy accounting, beginning on March 1, 2001, the difference between Nevada Power's actual energy costs and its revenues from energy rates was recorded in a special account (a deferred energy adjustment account), to be included and recovered in rates to go into effect on April 1, 2002. Between March 1, 2001 and September 30, 2001, the recorded balance in the deferred energy account-- the difference between energy costs and energy revenues-- grew to $922 million.

         A.B. 369 required that Nevada Power make a filing with the Commission to recover that deferred energy balance on November 30, 2001. Hearings on the filing were held in early March 2002 and a final order was issued on March 29, 2002. In that order the Commission disallowed recovery of nearly one-half of the total recorded deferred energy balance ($437 million), making five separate adjustments.

         Nevada Power paid its suppliers in cash for the full amount purchased. Because its rates were less than the amount required to pay the suppliers, Nevada Power had to borrow the cash from its lenders, who lent on the basis of the State's promise that Nevada Power would be repaid through an April 1, 2002, rate increase sufficient to recover the full amount recorded in the deferred account, together with interest, over a three-year period. Thus, the disallowance adversely affects Nevada Power's ability to pay its lenders and therefore its credit rating, impairing its ability to borrow to continue to pay suppliers for

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power costs for the coming summer peak season, and imposes the disallowed costs and other consequential costs on its shareholders, who invested based on the same promise. It is this final order that is the subject of this Petition for Judicial Review.

             ESTABLISHING THE DEFERRED ENERGY ACCOUNTING ADJUSTMENT

                                  ("DEAA") RATE

         1. In July 1999, the Nevada Legislature enacted S.B. 438, Sections 7, 8 and 25(2) of which repealed, effective October 1, 1999, the provisions of: (a) NRS (S) 704.185 granting electric utilities a statutory right to elect to use deferred accounting for fuel and purchased power costs; and, (b) NRS
(S) 704.110(5) requiring the Commission to allow an electric utility which has elected to use deferred accounting in accordance with the Commission's regulations to clear its deferred accounts not more often than once every six months.

         2. On July 20, 2000, the Commission approved the Global Settlement later ratified by this Court, a key provision of which was the agreement that Nevada Power would terminate its then-existing deferred energy rate (the "DEAA" rate) effective August 1, 2000. Stipulation and Agreement to Settle First Judicial District Case Nos. 97-00742A, 99-00470A, 99-1754A, and 00-00416A,
Paragraph 5. Nevada Power implemented that provision of the Global Settlement effective August 1, 2000, eliminating the DEAA surcharge from its rate sheets.

         3. In April 2001, the Nevada Legislature enacted A.B. 369, which reinstated deferred energy accounting for Nevada Power (and Sierra Pacific Power Company). Section 19, Paragraph 1 of A.B. 369 provides that "beginning on March 1, 2001, an electric utility that purchases fuel or power shall use deferred accounting by recording upon its books and records in deferred accounts all increases and decreases in costs for purchased fuel and purchased power that are prudently incurred by the electric utility."

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     4.   Pursuant to A.B. 369 and consistent with Commission regulation, Nevada
Power re-established its deferred energy accounting processes effective March 1, 2001.

     5. The rules describing and defining deferred energy accounting for purchased fuel and power and governing the setting of rates to clear deferred accounts for purchased fuel and power are set forth in Commission regulation, NAC ss.704.023 to 704.195 inclusive, as amended by the November 13, 2001 Order Adopting Permanent Regulation. NAC ss.704.035 provides that:

          "Deferred energy accounting" means an accounting practice which provides for the monthly deferral of increased or decreased energy costs experienced during a specific period and the amortization of those costs during a subsequent period to the extent that ... an electric utility does not collect more or less than its actual of fuel for electric generation and purchased power which is prudently incurred

     6. The measure of whether energy costs during a specific period have "increased or decreased" begins with the currently effective base tariff energy rate or "BTER". In essence, the BTER is the rate which is predicted to enable to the utility to recover its "going forward" fuel and purchased power costs. The amount to be deferred each month is measured as the difference between the actual revenues collected under the BTER rate and the actual costs of purchased fuel and power, plus carrying charges. NAC ss.704.045 describes this formula and provides that:

          "Deferred energy balance" means the amount contained in FERC Account Nos. 186 and 191, and represents the sum of:

          1. The difference between revenue received from the base tariff energy rate and the jurisdictional allocation of the amounts contained in the appropriate accounts1...;
          2. The amount resulting from the application of the deferred energy accounting adjustment to sales, as contained in the appropriate revenue accounts;

__________________________
/1/   The "appropriate accounts" for purchased fuel and power costs are listed in NAC (S) 704.120(2):
      (a) fuel for electric generation, FERC Account Nos. 501 and 547
      (b) purchased power, FER Account No. 555
      (c) transmission of electricity by others, FERC Account No. 565, and
      (e) gas for resale, FERC Account Nos. 728, 755 760, 777, 800 to 809.2 inclusive, 811, 812 and 858.

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          3.   The Nevada jurisdictional portion of refunds from suppliers, including any interest earned thereon; and
          4.   Carrying charges as described in NAC 704.150.


     7. Pursuant to A.B. 369, Nevada Power began recording the difference between its BTER revenues and its actual costs of purchased fuel and power on March 1, 2001. Under A.B. 369, BTER revenues for the period included the sum of the BTER revenue established pursuant to the Global Settlement, plus the results of all monthly Fuel and Purchased Power ("F&PP") Riders increases agreed to under the Global Settlement and filed through February 15, 2000, plus the March 1, 2001 increase in rates allowed under the Comprehensive Energy Plan ("CEP") filed with the Commission in January 2001. The F&PP and CEP Rider increases, which had previously been separately delineated on Nevada Power's tariffs, were included in the BTER upon implementation of A.B. 369. In short, the base tariff energy rate established under A.B. 369 was the accumulation of all rate increases reflected in the roral energy rate as it existed as of March 1, 2001.

     8. A.B. 369 mandated that the Commission review the rate increase that went into effect on March 1, 2001 pursuant to the Comprehensive Energy Plan, and affirmatively find that those rates were just and reasonable and were the result of prudent business practice (Section 35, paragraph 5), and also provided that the Commission shall not allow Nevada Power to recover any costs for purchased fuel and power that were the result of any practice or transaction that was undertaken, managed or performed imprudently by the electric utility. The statute does not define the terms "prudent", "prudence", or "imprudence."

     9. Unlike its predecessor statute which required that all deferred balances be cleared and recovered within twelve months, A.B. 369 provided that the Commission could determine a period over which Nevada Power could recover its deferred energy balance, not to exceed three years.

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     10. A.B. 369 also provided that Nevada Power would file an application to clear the balance accumulated in its deferred account over the period March 1, 2001 to September 30, 2001, that it would make that filing on or before December 1, 2001, and that the Commission would decide that application and implement rates on April 1, 2002. Section 35, Paragraph 5. On November 30, 2001, Nevada Power made the required filing and sought authority to establish its DEAA rate to clear its March 1, 2001 to September 30, 2001 deferred balance of $922 million over three years.

                      NEVADA POWER'S DEFERRED ENERGY FILING

     11. Nevada Power's direct case was filed in three volumes, each with several parts. Volume 1 set forth the Application including Exhibits A through G, a legal pleading signed by counsel that sets forth in summary form all of the information which Nevada Power must provide in order to establish both a rate to recover its DEAA and to establish a new BTER rate at a level designed to recover its going forward costs. The reason for resetting the BTER at current costs is to allow the utility to recover its actual costs in a timely basis and avoid accumulating additional future deferred energy balances. See, NAC 704.023 et seq, as amended by the Commission's Order Adopting Permanent Regulations dated November 13, 2001.

     12. Nevada Power also provided prefiled direct testimony describing and sponsoring each of the referenced Exhibits A through G. Taken together, the Application and Exhibits A through G, and the prefiled direct testimony describing and sponsoring Exhibits A through G, are all that must be filed by Nevada Power in order to successfully defend a motion to dismiss based on the sufficiency of the showing on direct (i.e. a prima facie case).

     13. However, this was the first-ever deferred energy case filed with this sitting Commission, the first deferred energy case filed pursuant to new legislation re-instituting deferred energy accounting, the first deferred energy case to reflect transactions for fuel and power made in the "new" restructured wholesale marketplace, and the single largest rate change request in the history of this jurisdiction. Thus Nevada Power included with its filing a separate volume entitled "Primer", which described in plain English the business and practice of buying fuel and energy in today's energy market.

     14.   Nevada Power attached to the Primer several documents including:

     . standard contract governing virtually every purchase and sale made during the test period as required by the Western Systems Power Pool ("WSPP");

     .     Nevada Power's Board-Approved Risk Management Policy;

     . the results of an independent audit of its financial condition as of July 31, 2000, performed by PricewaterhouseCoopers ("PWC") verifying the Company's need for the one-time BTER adjustment agreed to in the Global Settlement and implemented on August 1, 2000;

     . The results of an independent audit mandated by the Global Settlement investigating Nevada Power's fuel and purchased power costs performed by PWC for the twelve months ended July 31, 2000;

     . The results of an independent audit mandated by the Global Settlement investigating Nevada Power's fuel and power purchasing practices performed by PWC for the twelve months ended October 31, 2000.

     15. Nevada Power also included prefiled testimony of its chief coal buyer (Mr. Brignola), the head of its fuels department and chief natural gas buyer (Ms. Reid), its principal trader for term energy (Mr. Perry) and the head of its short-term, day-head and real time buying group (Mr. Hunter). Each of these witnesses sponsored portions of the Primer document and its exhibits and described in some detail their day-to-day role in the procurement of fuel and energy.

         16. Nevada Power included in its direct case the prefiled testimony of the officer directly in charge of this organization, Mike Smart, who provided overall sponsorship of the Primer document and its exhibits, described in detail the results of the PWC audits of his operation, and then the rationale behind and strategies used to purchase fuel and power since the completion of the PWC audits.

         17. Taken together, this information showed that Nevada Power's procurement strategies and practices were reasonable under the circumstances at the time.

         18. Prior to the commencement of the hearing, the Commission issued an order striking portions of the prefiled direct testimony of Nevada Power's Chief Financial Officer related to the Company's present financial condition. The Commission erroneously concluded that evidence of the Company's present financial condition was irrelevant to any matters in issue in the filing.

         19. Through its direct case, including the PWC audit reports, Nevada Power clearly demonstrated the reasonableness of its power and fuel procurement practices with respect to the processes used and risk management tools employed.

         20. Nevada Power demonstrated that its procurement approach for the summer of 2000 and 2001 was consistent with its 1997 Commission-approved integrated resource planning three-year action plan and public policy at the time.

         21. Nevada Power demonstrated that its procurement strategy did not take a price view (i.e. speculate as to price), but instead took the view that its purchases should be at the average market price throughout the term of the purchase.

         22. Nevada Power established that its risk management policy prohibited speculation, and that it did not liquidate its portfolio (i.e. lock in margin) in order to protect gains or limit losses, but instead bought energy in order to meet anticipated load.

         23. Nevada Power established the capabilities of its risk manager, that its risk manager had access to the information necessary to perform his analysis, that he prepared and performed such analyses as needed and that Nevada Power acted consistent with the recommendations of its risk manager.

         24. Nevada Power described and demonstrated the prudence of its decisions to modify its procurement strategy in November 2000 to both look to fill its 2002 summer open position, and accelerate the pace of purchases for the 2001 summer peak.

         25. Nevada Power described and demonstrated the prudence of its decision in February 2001 to purchase an additional 250 MW of firm supply for the upcoming summer peak, and that it was appropriately concerned with reliability of supply in April 2001 to warrant the purchase of an additional 75 MW of generating unit-contingent (supply tied to a specific generating source) peaking capacity for the summer 2001 peak.

                           INTERVENORS' DIRECT CASES

         26. Six intervenors filed seventeen pieces of testimony in opposition to Nevada Power's request for approval of its DEAA to recover the $922 million balance and/or the calculation of the BTER. Broadly characterized, the Commission's Regulatory Operations Staff ("Staff") and the SNWA recommended adjustments to disallow a portion of the costs of energy to be delivered to Nevada Power over non-peak periods (i.e. shoulder periods), and purchases made in February and April of 2001 for delivery in summer 2001, portions of which each alleged to be imprudently incurred because excessive in amounts.

         27. The NCCEC and NEBG proposed adjustments based on similar theories for purchases made in that same time frame, as well an adjustment based on Nevada Power's refusal to enter into a contract with Merrill Lynch that was being discussed between Nevada power and a certain account representative from Merill Lynch in the fall of 1999.

         28. The BCP and the MGM/Mirage challenged the prudence of Nevada Power's entire purchasing practices dating back to the close of its merger with Sierra Pacific Power Company (July 1999), and propose adjustments of over 100% of the entire deferred energy balance.

                          NEVADA POWER'S REBUTTAL CASE

         29. Not surprisingly, Nevada Power devoted considerable effort to rebutting the testimony offered by the BCP and the MGM/Mirage. Consistent with the requirements of NAC ss.703.097, all of its rebuttal testimony was conceived of and drafted to directly explain, repel, counteract or disprove facts offered into evidence by at least one party opponent.

          TESTIMONY REBUTTING CRITICISM OF THE 1999 PURCHASING STRATEGY

         30. Through testimony offered by their outside consultants, both the BCP and MGM/Mirage asserted that despite "knowing" both its load obligation and revenue limits, Nevada Power was imprudent because in the fall of 1999 it failed to "lock in" its requirements for the summer 2000, 2001 and 2002. Despite the unequivocal historical record and the findings of the independent auditors, PWC, the BCP and MGM/Mirage advanced the theory that the Company's 1999 procurement strategy was inappropriate for the times, and thus unreasonable under the circumstances.

         31. Nevada Power rebutted these assertions with testimony from Nevada Power's President and the head of the Company's risk management function, its risk management consultant Mr. Joyce, and outside expert Dr. Fox-Penner. Through their rebuttal testimony Mr. Ruelle, Mr. Joyce and Dr. Fox-Penner explained the facts and circumstances impacting the Company's 1999 procurement strategy that were challenged by the BCP and MGM/Mirage, disproved the BCP's and MGM/Mirage's revisionist assertions regarding the facts and circumstances at the time, element by element, with citations to the historical record.

         32. Much of the prefiled rebuttal testimony of Mr. Ruelle, Mr. Joyce and Dr. Fox-Penner related to the development and appropriateness of the Company's 1999 purchasing strategy given the facts and circumstances as the time was stricken by the Commission as being improper rebuttal.

              TESTIMONY REBUTTING APPLICATION OF PRUDENCE STANDARD

         33. The BCP's witness Pechman and NCCEC witness Craigie offer alternative definitions and applications of the prudence standard in their direct testimony. Nevada Power rebutted this testimony through Dr. Fox-Penner, an acknowledged expert in regulatory policy affecting public utilities, who explained the prudence standard and its proper application in this proceeding.

         34. Virtually all of Dr. Fox-Penner's prefiled testimony regarding the proper application of the prudence standard was stricken by the Commission as being improper rebuttal.

                TESTIMONY REBUTTING COMPARISON TO PEER UTILITIES

         35. The BCP's witnesses Pechman and Dorris, and the MGM/Mirage's witness Burton alleged that Nevada Power responded to the collapse of restructuring and the Western Energy Crisis in a "panic", and that its decision-making was thus unreasonable under the circumstances, especially when compared to that of other western utilities. Nevada Power rebutted these assertions through the testimony of Dr. Fox-Penner who refuted these claims with evidence that compared with others in its peer group (utilities facing restructuring in the midst of the Western Energy Crisis), Nevada Power responded reasonably, that the impact of its decisions on customers is actually less than that imposed on the customers of many of its peers, and that on an end results basis, Nevada Power compares well with its peer utilities.

         36. Virtually all of Dr. Fox-Penner's prefiled testimony rebutting intervenor testimony comparing Nevada Power's performance during the crisis to its peer utilities was stricken by the Commission as being improper rebuttal.

           TESTIMONY REBUTTING FORESEEABILITY OF WESTERN POWER CRISIS

         37. The BCP, through witnesses Pechman and Dorris, criticized Nevada Power for not having foreseen the Western Power Crisis and locking in its open position earlier. These same witnesses then criticize Nevada Power for not having foreseen the end of the Western Power Crisis, and not waiting to lock in its open position until later. The BCP's witnesses went so far as to state that system reliability and whether Nevada Power's was even able to secure power at any price for the Summer 2001 should not properly be considered in determining whether Nevada Power acted prudently. The Staff, through the testimony of Mr. Peterson, criticized Nevada Power for failing to anticipate the FERC's sudden and unexpected imposition of price caps on the spot market and for not liquidating its September long position earlier. Imposition of those price caps increased Nevada Power's costs by lowering the price for energy which Nevada Power had to resell in the market during periods when supply exceeded demand, in particular in shoulder periods.

         38. Nevada Power rebutted these claims with testimony from Dr. Fox-Penner describing the Company's appropriate focus on reliability and its reasonable expectations regarding FERC policy up to the date that policy changed June 19, 2001. Dr. Fox-Penner's rebuttal explained the impact of the Western Power Crisis on Nevada Power's purchasing decisions in November 2000, February 2001 and later in the Spring 2001. Dr. Fox-Penner's rebuttal repelled and disproved claims by the BCP that reliability should not have been an overriding issue during this timeframe. Dr. Fox-Penner's rebuttal counteracted Mr. Peterson's view that FERC's imposition of price caps was predictable, if only Nevada Power had been paying attention.

          39. Virtually all of Dr. Fox-Penner's prefiled testimony rebutting intervenor claims regarding the foreseeability of the Western Power Crisis and the abrupt end of the crisis with the sudden and unexpected imposition of FERC price caps was stricken by the Commission as being improper rebuttal.


                TESTIMONY REBUTTING ATTENTION TO RISK MANAGEMENT

          40. The Staff presented testimony questioning the adequacy of management and the Board of Directors' attention to matters involving risk management and power procurement from the close of the merger with Sierra Pacific Power Company (July 1999) through the present day. Nevada Power rebutted that testimony with evidence provided by Mr. Ruelle showing the chronology of the Board of Directors' and senior management's review, debate and consideration of risk management and power procurement matters.

          41. All of Mr. Ruelle's prefiled testimony rebutting intervenor claims regarding the level of time attention paid by management and the Board of Directors to risk management and power procurement issues was stricken by the Commission as being improper rebuttal.


         COMMISSION'S ORDER DISALLOWING $437 MILLION IN PURCHASED POWER

                                     COSTS

          42. At Paragraph 292 of its final order, the Commission makes five disallowances for "imprudently incurred" purchased power costs.

          .       Refusal of Merrill Lynch Proposal:    $180,082,532
          .       250 MW of February 2001 Purchases:    $116,288,000
          .       125 MW of April 2001 Purchases:       $ 72,028,000
          .       Excess 500 MW September 2001:         $ 44,400,000
          .       Q2 and Q3 Off-Peak Energy:            $ 24,248,000
                                                        ------------
                                              Total:    $437,046,532

          43. The Commission describes Merrill Lynch's September 1999 proposal to sell Nevada Power twenty-five percent of its PLR load beginning on January 1, 2001 through February 28, 2003 at Paragraph 269.

                  In September 1999 NPC entered into negotiations with Merrill Lynch for approximately 25 percent of its expected purchased power load at prices from $32.75 to $39.25 per MW. At the same time, NPC knew its average cost of wholesale power purchases was in the range of $40.86 per MWh. However, the negotiations failed to result in an agreement with Merrill Lynch, partly due to a 25-cent difference in price requirements.

          44. The Commission makes its imprudence determination and adjustment at paragraph 281 of the final order:

                  More problematic is NPC's failure to obtain a contract with Merrill Lynch in 1999. Had NPC done so, a significant cost to NPC and the ratepayers would have been avoided. Although it is true that no one envisioned that the Western energy market would encounter the incredible turmoil that it did in 1999 to mid-2001, the failure of NPC to enter into the Merrill Lynch contract, seemingly over a 25-cent disagreement, is inexcusable. That decision, particularly when examining the costs NPC was paying for power at the time, was imprudent.

          45. At paragraph 282 of the final order the Commission rejects the BCP and MGM/Mirage's adjustments to exclude all purchases made since the fall of 1999 and finds that "under the circumstances at the time, the NPC's actions in 1999-2000, with the exception of the Merrill Lynch contract, did not rise to the level of imprudence." The Chairman of the Commission, presiding officer and author of the final order made no adjustment related to the Merrill Lynch proposal in his draft order, and made no finding of imprudence with respect to it. Commissioner Chanos was alone in stating concern over the proposal. Commission McIntire declined to consider the prudence or imprudence of the transaction but merely stated that he would vote for any additional disallowances no matter what the reason or basis. Based on this discussion, the draft order was revised and the Merrill Lynch transaction was declared imprudent.

                     STANDARD OF REVIEW AND BURDEN OF PROOF

          46. NRS (S)703.373(6) describes the standard of review to be applied by this Court in considering Nevada Power's Petition for Judicial Review. That provision reads in its entirety:

                  The court shall not substitute its judgment for that of the commission as to the weight of the evidence in questions of fact. The court may affirm the decision of the commission or set it aside in whole or in part if substantial rights of the applicant have been prejudiced because the administrative findings, inferences, conclusions or decisions are:
                  (a)   In violation of constitutional or statutory provisions.
                  (b)   In excess of the statutory authority of the commission.
                  (c)   Made upon unlawful procedure.
                  (d)   Affected by other error of law.
                  (e)   Clearly erroneous in view of the reliable, probative,
                        and substantial evidence on the whole record; or
                  (f)   Arbitrary or capricious or characterized by abuse of
                        discretion.

          47. When a regulated electric utility applies to change its rates pursuant to deferred energy accounting, and that application satisfies each and every provision of NRS (S)704.100, (S)704.110, as well as all regulations governing applications to change deferred energy rates, that regulated electric utility has established sufficient evidence in law to either raise a presumption of fact or establish the facts in question. In other words, the regulated utility has made its prima facie showing that its requested rates are just and reasonable and thereby satisfied its initial burden of proof. In Re El Dorado Utilities, Inc, 2001 WL 1568602 (NMPRC, July 24, 2001), citing Goodman v. Brock, 498 P.2d 676 (1972). See also, In Re Southern California Gas Company, 1993 WL 601937 (Cal.PUC, December 17, 1993). "The normal burden to be met in making a prima facie case regarding costs incurred ... is a demonstration that the costs were, in fact, incurred." PNM Gas Services v. New Mexico Public Utilities Comm'n, 1 P.3d 383 (April 17, 2000), quoting In Re Public Service Co., 50 PUR 4/th/ 416 (NMPUC 1982).

          48. Once the utility has made its prima facie showing and met its initial burden of proof, the burden of proof shifts to any opposing party to rebut that prima facie showing.

          In a rate case, the burden is on the utility to show that the requested rates are just and reasonable. However, when substantial and credible evidence in the record supports the assertion that the proposed rates are just and reasonable, and when that evidence stands uncontroverted, the utility has met its burden. Once the party bearing the burden of proof has made a prima facie showing, the burden of going forward with the evidence shifts to the opposing party. In Re El Dorado Utilities, Inc, 2001 WL 1568602 (NMPRC, July 24, 2001), citing Goodman v. Brock, 498 P.2d 676 (1972).

          [T]he utility has the burden of proof in a general rate case proceeding to make a prima facie showing of the reasonableness of its proposed rates. Other parties then have the burden of going forward to produce evidence which would contradict or rebut the utility's showing. In Re Southern California Gas Company, 1993 WL 601937 (Cal.PUC, December 17, 1993).

          49. As to areas and issues that have been challenged by the intervenors, it is the Commission's duty to determine if any intervenor has sustained its own burden of proof. In making that determination the Commission must consider only reliable and probative evidence, and must then weigh the reliable, probative and substantial evidence on the whole record. NRS(S)703.373. Kelly McClanahan v. Raley's Inc., 117 Nev.Adv.Op.No. 75, 34 P.3d 573 (2001), citing Bally's Grand Hotel & Casino v. Reeves, 113 Nev. 926, 948 P.2d 1200
(1997). The Nevada Supreme Court has defined substantial evidence as "that quantity and quality of evidence which a reasonable person could accept as adequate to support a conclusion." Barrick Goldstrike Mine v. Peterson, 2 P.3d 850 (2000), citing State Employment Security v. Hilton Hotels, 102 Nev. 606, 729 P.2d 497 (1986).

                  EVIDENCE REGARDING THE MERRILL LYNCH PROPOSAL
           WAS NEITHER RELIABLE NOR PROBATIVE OF QUESTION OF PRUDENCE

          50. The Commission based its finding of imprudence on copies of a series of e-mails between Nevada Power's principal trader, Jon Perry, and a sales representative from Merrill Lynch's energy trading group, Dan Gordon. The e-mails were obtained from the successor to Merrill Lynch's trading group, Allegheny Energy Global Markets, and along with a cover letter from Allegheny's chief counsel, were marked as Exhibit 44. For ease of reference Nevada Power has attached the entirety of Exhibit 44 from the record below as Petition Exhibit "B".

          51. The Merrill Lynch/Allegheny e-mails were offered into evidence by counsel for the MGM/Mirage through cross-examination of Nevada Power witnesses. Hearing TR at 1997. The Merrill Lynch/Allegheny e-mails were not an MGM/Mirage document (prepared or provided by MGM/Mirage), however, but a document obtained by the MGM/Mirage from the BCP. According to the cover letter of the document, the BCP obtained the document by issuing a subpoena to Allegheny Energy's marketing affiliate, Allegheny Energy Global Markets, the successor in interest to Merrill Lynch's energy marketing group.

          52. When asked about the origins of the document, the BCP's counsel, Eric Witkowski, stated that the BCP had obtained the document by issuing a subpoena pursuant "to some statutes, telemarketing statutes." Hearing TR at 1998, lines 16 to 17. Mr. Witkowski, himself a Deputy Attorney General, acknowledged drafting the subpoena. Hearing TR at 1998, line 18.

          53. The Attorney General does have limited authority under Chapter 598 of the Nevada Revised Statute to issue a subpoena for documents. If it is pursuant to this statute that Mr. Witkowski drafted a subpoena for the production of business records of Merrill Lynch/Allegheny, Mr. Witkowski had to have believed that Merrill Lynch/Allegheny had engaged or was engaging in deceptive trade practices within the State of Nevada. NRS (S)598.0964(4) provides that:

                  If the attorney general has cause to believe that a person has engaged or is engaging in a deceptive trade practice, the attorney general may issue a subpoena to require the...
                  production of any documents.... The subpoena must be served upon the person in the manner required for service of process in this state or by certified mail with return receipt requested.

          54. As an attorney licensed by the State and an officer of the court, in order to issue the subpoena for documents pursuant to which the Merrill Lynch/Allegheny e-mails were obtained, Mr. Witkowski, a Deputy in the Attorney General's office, had to have cause to believe that in the normal course of its business in Nevada, Merrill Lynch/Allegheny had or was engaged or engaging in deceptive trade practices, which are listed in six separate sections of Chapter 598. It is unknown at this time, given Mr. Witkowski's vague explanation of the nature of his investigation into Merrill Lynch/Allegheny and the BCP's refusal to provide copies of the subpoena and its subsequent retraction, which of these deceptive trade practices he believed Merrill Lynch/Allegheny Energy had or was engaged in. Perhaps Mr. Witkoski had cause to believe that in the course of its business in Nevada, Merrill Lynch/Allegheny employs "bait and switch" advertising-- offering to sell or lease goods or services which the sellor or lessor in truth may not intend or desire to sell or lease-- as that term is defined by NRS.
(S)598.0917. Perhaps it was one or more of those deceptive trade practices listed in NRS (S)598.0916, where a person, in this case an energy marketer, in the normal course of its business in Nevada:

          1. Knowingly passes off goods or services for sale or lease as those of another.

          2. Knowingly makes false representations as to the source, sponsorship, approval or certification of goods or services for sale or lease.

          3. Knowingly makes a false representation as to the affiliation, connection, association with or certification by another.

          4. Uses deceptive representations or designations of geographic origin in connection with goods and services for sale or lease.

          5. Knowingly makes a false representation as to the characteristics, ingredients, uses, benefits, alterations or quantities of goods or services for sale or lease or a false representation as to the sponsorship, approval, status, affiliation or connection of a person therewith.

          ....
          7. Represents that goods or services for sale or lease are of a particular standard, quality or grade, or that such goods are of a particular style or model, if he knows or should know that they are of another.

          8. Disparages the goods, services or business of another by false or misleading representation of fact.

                  9. Advertises goods or services with intent not to sell or lease them as advertised.

                  10. Advertises goods or services for sale or lease with intent not to supply reasonably expectable public demand, unless the advertisement discloses a limitation of quantity.

                  ....
                  12. Makes false or misleading statements of fact concerning the price of goods or services for sale or lease, or the reasons for, existing of or amounts of price reductions.

                  13. Fraudulently alters any contract, written estimate of repair, written statement of charges or other document in connection with the sale or lease of goods or services.

                  14. Knowingly makes any other false representation in a transaction.


          55. Whatever Mr. Witkowski's basis and cause for drafting and issuing the subpoena to Merrill Lynch/Allegheny, it would be unreasonable for the Commission to conclude based on the Merrill Lynch/Allegheny e-mails that Nevada Power was imprudent for not having executed a long-term contract in 1999 with that entity for the purchase of one-fourth of the total energy consumed by retail customers in southern Nevada from January 1, 2001 through March 2003.

          56. As a deal never done, in fact as a negotiation that never advanced beyond the preliminary stages, Nevada Power's contemporaneous documentation of the Merrill Lynch proposal is admittedly (and reasonably) minimal. All correspondence regarding the Merrill Lynch proposal, indeed all documentation of all negotiations with all vendors and suppliers, retained by Nevada Power were turned over to the independent auditing firm of PricewaterhouseCoopers (PWC) in the course of its two audits of Nevada Power's purchasing practices (through July 31, 2000 and October 31, 2000), which were mandated by the terms of the Global Settlement.

          57. According to the cover letter to the Merrill Lynch/Allegheny e-mails, the eventual scope of the Attorney General's investigation and request for documents was narrowly drawn. Counsel for Merrill Lynch/Allegheny was careful in describing the limited nature of the Attorney General's request. "Mr. Dorris [the BCP's consultant] indicated the State of Nevada's Office of the Attorney General is only seeking correspondence related to certain terms (such as price) that were offered by Mr. Gordon to NPC at the time, and is not seeking any and all materials relating to the Proposed Transaction." See, Petition Exhibit B, Cover Letter. It is clear from the Cover Letter that in responding to the Attorney General's subpoena, Merrill Lynch/Allegheny provided only materials relating to certain specific items under discovery (such as price) that were offered by Mr. Gordon.

          58. It is also clear from the Cover Letter that while the subpoena drafted by Mr. Witkowski originally demanded that Merrill Lynch/Allegheny provide "any and all materials relating to the transaction," the scope of the Attorney General's request was later narrowed. According to the Cover Letter, the subpoena was ultimately retracted, apparently in exchange for an agreement from Merrill Lynch/Allegheny to provide only "correspondence relating to certain terms (such as price) that were offered by Mr. Gordon to NPC at the time," and not "any and all materials relating to the Proposed Transaction."

          59. Merrill Lynch/Allegheny was not required by the Attorney General and thus did not produce its original proposal (or any alternative or modified proposals), or any attachments to its proposal such as Merrill Lynch's financial and technical qualifications to perform the services offered, a confidentiality agreement governing the exchange of vital operational data, a stand still or exclusivity agreement either allowing or barring simultaneous negotiations with other entities, a proforma letter agreement and/or proforma memorandum of understanding, or any such other information as usually would accompany a serious unsolicited proposal of the magnitude and scope purportedly envisioned.

          60. Merrill Lynch/Allegheny was not required by the Attorney General and thus did not produce documentation regarding correspondence from and negotiations by Merrill Lynch/Allegheny representatives other than Mr. Gordon (e.g. directly from Merrill Lynch's energy or transmission traders or from Mr. Gordon's superiors).

          61. Merrill Lynch/Allegheny was not required by the Attorney General and thus did not produce correspondence from Mr. Gordon to Nevada Power relating to or regarding matters unrelated to the specific terms (such as price) that were of exclusive interest to Attorney General.

          62. Merrill Lynch/Allegheny was not required by the Attorney General and thus did not provide copies of the documents exchanged between Merrill Lynch/Allegheny and Nevada Power that are referred to in the Merrill Lynch/Allegheny e-mails such as the Pledge Agreement or other "legal documents" provided by Merrill Lynch during the course of its negotiations with Nevada Power.

          63. Merrill Lynch/Allegheny was not required by the Attorney General and thus did not provide copies of its own analysis of the proposal, or of internal correspondence or analysis directing, explaining or supporting the shifts in material terms and conditions (price, term, firmness) evidenced in correspondence.

          64. For reasons all its own, the Attorney General apparently subpoenaed Merrill Lynch/Allegheny for "any and all materials" related to its negotiations with Nevada Power. For reasons also all its own, the Attorney General through the Consumer Advocate through his consultant Dr. Dorris, ultimately retracted its subpoena in exchange for a "gentleman's agreement" that Merrill Lynch/Allegheny would without threat of subpoena provide a very narrow and prescribed set of documents: "correspondence relating to certain terms (such as price) that were offered by Mr. Gordon to NPC at the time" The Attorney General then turned this information, which is clearly only a subset of the documentation currently in the possession of Merrill Lynch/Allegheny, over to the MGM/Mirage for its use in advancing the MGM/Mirage's trial position that in the fall of 1999, Nevada Power could and should have entered into a long-term purchased power agreement for one fourth of its entire retail load with Merrill Lynch/Allegheny. The Attorney General (BCP) made no allegations or claims of its own that Nevada Power was imprudent for rejecting the Merrill Lynch proposal, but rather "loaned" or used its subpoena power to advance the interests of a private party litigant./2/ The BCP's attorney provided no notice to Nevada Power by deposition notice or otherwise that it was seeking discovery for or on behalf of other adverse parties.

         65. In making any finding that Nevada Power was imprudent in rejecting the Merrill Lynch proposal in the fall of 1999, the Commission can weigh only the reliable, probative and substantial evidence on the whole record. The Merrill Lynch/Allegheny e-mails set forth only that part of the story that the Attorney General (by and through the BCP, by and through his consultant Dr. Dorris), and Merrill Lynch/Allegheny have agreed between the two of them to tell. The Merrill Lynch/Allegheny e-mails fail to present reliable or probative evidence, or evidence of sufficient quantity or quality which a reasonable person could accept as adequate to support a disallowance of $180 million (the largest single disallowance by the Commission and more than an entire year's net income for Nevada Power) set forth in Paragraph 292 of the Commission's final order.

         66. As Nevada Power made clear in stating its objections to the Merrill Lynch/Allegheny e-mails when they were first entered onto the record, Merrill Lynch/Allegheny is not a disinterested bystander in the debate over whether Nevada Power should have entered into long-term contracts in 1999 for the period through March 2003. TR at 1993.

         67. Merrill Lynch/Allegheny is a medium-sized supplier of wholesale energy. Nevada Power purchased wholesale energy from Merrill Lynch/Allegheny during the test period for this case. Nevada Power has sought relief from some of its contracts with Merrill Lynch/Allegheny Energy at the FERC by filing a
Section 206 complaint under the Federal Power Act naming Merrill Lynch/Allegheny Energy as a defendant./3/ In its Section 206

----------------
/2/ In fact, such a finding is contrary to the BCP's stated interests in litigation against Merrill Lynch/Allegheny now pending at the FERC. See discussion at Paragraphs 68 to 69, supra.
/3/ Nevada Power Company v. Allegheny Energy Supply Company, LLC (EL 02-39-000). Other respondents named by Nevada Power in its Section 206 complaints are Duke Energy (EL 02-26-

Complaint against Merrill Lynch/Allegheny, Nevada Power has alleged that the rates and charges demanded, observed, charged and collected by Merrill Lynch/Allegheny are unjust and unreasonable. Nevada Power is seeking to recoup tens of millions of dollars from Merrill Lynch/Allegheny, which if this Commission were to grant full recovery of Nevada Power's deferred energy balance would directly credit that account. Both the Commission and the BCP are intervenors in that case, supporting Nevada Power's claims.

         68. In defense of itself at the FERC, Merrill Lynch/Allegheny will inevitably present the Commission's order, which now states that Nevada Power was imprudent for having entered into the very contracts that Nevada Power, the Commission and the BCP have asserted before the FERC are unjust and unreasonable. Merrill Lynch/Allegheny will likely argue that even if the rates being charged under its contracts with Nevada Power are unjust and unreasonable, it can't be held liable for any claims made on that basis because the PUCN has already determined that Nevada Power was imprudent for entering into contracts with unjust and unreasonable rates. The defense becomes all the more appealing if the PUCN's reason for finding imprudence was Nevada Power's failure to have executed a long-term contract with Merrill Lynch, a processor in interest, in the fall of 1999. Thus Merrill Lynch/Allegheny had a strong incentive to present "selective information" to the Attorney General that supports its defense.

         69. In fact, on April 4, 2002, co-defendant Mirant (a Section 206 defendant in a companion complaint) has already made just such a filing with the FERC. At page 5 of its pleading entitled "Motion of Mirant Americas Energy Marketing, L.P. to Lodge Order of Public Utilities Commission of Nevada," Mirant has asked the FERC to lodge the PUCN's Order in this docket because the Order "demonstrates that Nevada Power has no one but

--------------------------------------------------------------------------------
000), Enron (EL 02-29-000), Morgan Stanley Capital Group (EL 02-29-000), Calpine Energy Services (EL 02-30-000), Mirant Americas Energy Marketing L.P. (EL 02-31-000), El Paso Merchant Energy (EL 02-33-000), BP Energy (EL 02-34-000),
American Electric Power Services Corporation (EL 02-38-000).

itself to blame for the choices that it made with respect to the Contracts." After pointing first to the Commission's findings regarding the Merrill Lynch/Allegheny proposal, Mirant states at page 7 of its Motion that the "PUCN's conclusions clearly demonstrate that Nevada Power was neither a victim of circumstance nor a victim of seller respondents' exercise of market power with respect to the contracts." See Petition Exhibit "C" attached hereto.

         70. It is clear from the Cover Letter to Exhibit 44 that Merrill Lynch/Allegheny negotiated the scope of the Exhibit 44 with the Attorney General through the BCP through its representative, Dr. Dorris. It is also clear from the Cover Letter to Exhibit 44 that as a result of that negotiation, the scope of Exhibit 44 was narrowed from "any and all materials related to the Proposed Transaction," to "correspondence relating to certain terms (such as price) that were offered by Mr. Gordon to NPC at the time" While the interests of the Attorney General directly, through the Consumer Advocate through his consultant Dr. Dorris, either in concert with or on behalf of the MGM/Mirage were expressly stated as intending to put Nevada Power into bankruptcy, the interests of Merrill Lynch/Allegheny are clear-- a quick defense to a substantial claim currently pending before the FERC.

         71. In making any determination of imprudence in this proceeding the Commission must weigh only the reliable, probative and substantial evidence on the whole record. The document packaged as the Merrill Lynch/Allegheny e-mails was the result of a negotiation between the Attorney General and Merrill Lynch/Allegheny. In negotiating its precise contents Merrill Lynch/Allegheny had a direct and substantial interest in providing only that information which would show that Nevada Power erred in failing to enter into a contract with Merrill Lynch/Allegheny in the fall of 1999. The Merrill Lynch/Allegheny e-mails fail to present reliable or probative evidence, or evidence of sufficient quantity or quality which a reasonable person could accept as adequate to support the disallowance of $180 million set forth in Paragraph 292 of the Order.

     NEVADA POWER WAS NOT IMPRUDENT IN FAILING TO CONTRACT WITH MERRILL LYNCH BASED ON PROPOSED COMMERCIAL TERMS AND CONDITIONS

         72. At Paragraph 281 the Commission concludes: "the failure of NPC to enter into the Merrill Lynch contract, seemingly due to a 25 cent disagreement, is inexcusable." Contrary to the Commission's conclusion, the record is overwhelming that Nevada Power's reasons for rejecting the Merrill Lynch proposal had nothing to do with a disagreement over 25 cents per MW.

         73. On December 15, 1999, Merrill Lynch's price was $33.75. Merrill asked Nevada Power for a counter offer, which Nevada Power provided later that same day, at $33.50. Merrill rejected the counteroffer on December 21, 1999, and within two hours Nevada Power accepted the $33.75 price. Merrill then refused to enter into a deal.

         74. The record establishes that Merrill Lynch made a presentation to Nevada Power executives in September 1999, an element of which was an unsolicited proposal to provide a twenty-five percent share of Nevada Power's PLR load. At Paragraph 269 of its Order, the Commission erroneously concludes that it was at about this time that NPC abandoned its request for proposal ("RFP") and bilateral contracting practice and implemented a Timed Procurement Strategy. The implication of this finding is that Nevada Power's analysis of the Merrill Lynch proposal was ad hoc, undisciplined or substandard.

         75. Merrill Lynch's initial presentation was made just two weeks prior to the letting of the 2000-2003 RFP. While Merrill Lynch was not a participant in the RFP, its unsolicited proposal was evaluated right along with the RFP results. As important, when Nevada Power re-evaluated its purchasing strategy later in the fall, the negotiations already underway were a key element of its modified procurement strategy.

         76. The PWC audit reports described in some detail the process Nevada Power went through in determining its strategy for filling its open positions. See, Exhibit 29 from the record below, July 31, 1999 BTER Audit Report, at pages 57 to 54. Beginning in August 1999, an RFP task force was formed for this purpose, which met on August 24, August 26, September 8 and November 3, 1999. All meeting minutes were provided to PWC and referenced and included in PWC's appendices and binders. Meeting minutes from the August 24/th/ and September 8/th/ meeting were discussed in Mr. Smart's deposition and copied there as Smart 01 (Exhibit 58 from the record below).

         77. From these minutes it is clear that Nevada Power's RFP task force originally proposed to use a two-pronged approach for procuring energy for the Summer 2000 that included both phased RFPs plus broker deals. From the August 24, 1999 meeting minutes, the task force described acquiring "about 75% of peak needs (no reserves added) through seasonal RFP and broker deals... about 800 MW by seasonal RFP and 400 MW by broker deals Rest will be acquired by monthly RFP, short term transactions, or real time." Exhibit 58 from the record below, page 2, under "RFP Efforts". On September 28, 1999, Nevada Power published management's strategy for summer 2000, which included plans to source up to one-third of projected needs from the broker market and two-thirds through the established RFP process. See, Exhibit 29 from the record below (July 31, 2000 BTER audit report, at page 22).

         78. The RFP and its results were presented to the Commission through the PWC procurement practices audits (through July 31, 2000 and through October 31, 2000). As described by PWC, on October 1, 1999, Nevada Power released its RFP to 39 prospective bidders seeking responses by October 14, 1999. Minimum bids were set at 25 MW, and no maximum was set. The target price was set at $50.00 per MWh for Q3 2000 energy delivered at Palo Verde. Nevada Power sought the following types of products for the 2000, 2001, 2002 and 2003 summer seasons:

             .    Zero capacity factor products
             .    Variable Capacity Factor Products
             .    Fixed Capacity Factor Products

             .    Energy Exchanges
             .    Shaped Energy Products
             .    7X24 (7 days per week, 24 hours per day)
             .    7X16 (7 days per week, 16 hours per day
             .    6X16 (Monday through Saturday, 16 hours per day).

         79. The Merrill Lynch unsolicited proposal was considered alongside the 50 individual responses received from the twelve separate suppliers who responded to the RFP. All RFP responses are summarized in the PWC audits under Appendix 5, pages A27 and A28. As is clear from the PWC audits, most responses were for standard products, for the summer of 2000 only. Nevada Power evaluated each of the responses based on contract type (exchange, shaped, standard 6X16, 7X16, 7X24, and nonstandard 7X8 and 6X8), energy price by month, capacity charge, capacity amount, average price, weighted average price, total cost, total energy, and delivery point.

         80. The Merrill Lynch unsolicited proposal was also considered alongside a host of broker quotes that had been solicited as a "test" of the RFP process. See, Exhibit 55 from the record below, Perry Deposition, TR at p. 300, lines 20 to 22. Thus when Nevada Power's principal trader told Dan Gordon of Merrill Lynch in an e-mail at 4:41 pm on October 18, 1999 that price was the crux, that's because Mr. Perry possessed excellent information regarding the forward market as of that date. Merrill Lynch's "all-in" price of $32.00, then $32.75, then $34.00, then $33.75 (applicable to all MWhs delivered, whether on-peak or off-peak, regardless of hour, day, or month)4 was being compared with the standard, nonstandard and shaped products being offered in the RFP and the broker market. As Mr. Perry stated definitively: "[a]t $32.00 I was all over it. At $32.75 it merited a serious consideration. At $34.00, I'm not quite as anxious to jump in front of our board of

----------------------
/4/ In other words, the price offered was the same for every hour of every day of every month of every year of the proposed contract term. A $32.00 all in price looked good as an on-peak resource in July, but very bad for an off-peak hour in March. The analysis of the Merrill Lynch proposal required some fairly sophisticated modeling in order to the fixed all in price to alternative on-peak and off-peak products.

directors." From Petition Exhibit B, October 18, 1999 at 4:41 pm EST. In other words, the price offered Nevada Power for energy to be delivered during

         81. As a result of its thorough and complete evaluation of the responses to the 2000-2003 RFP, Nevada Power awarded three contracts to two suppliers in November 1999, all for delivery during the summer 2000 only. A summary from page 52 of the PWC audits of each contract ultimately awarded follows:

         . Coral Power, LLC--7X16 product, 100 MW @ $1.25/kW-month capacity charge plus $35.00/MWH energy charge for May 2000.

         . Coral Power, LLC--7X16 product, 75 MW @ $54.35/MWh for July 2000, $63.55/MWh for August 2000, and $51.25/MWh for September 2000.

         . Salt River Project--7/16, 50 MW @ $54.15/MWh for July through September 2000, unit contingent.

         82. The Merrill Lynch proposal did not make the first cut, but Nevada Power left the Merrill Lynch deal, as well as other one-on-one negotiations (with LADWP and Calpine, for example) open a little longer to see what might develop. Exhibit 58, Smart 01, page 6.

         83. The unsolicited proposal from Merrill Lynch was made in September 1999. It was included as part of a presentation made by Merrill Lynch to Nevada Power's senior management, the primary purpose of which was to convince Nevada Power to consider Merrill Lynch to take a share risk management engagement. From
Exhibit 58 of the record below, Smart Deposition, TR at 217, lines 2 to 9. Merrill Lynch had not been included on the list of firms to receive the RFP because they failed to meet an essential element of the screening criteria:
Nevada Power was seeking to engage firms that were in the consulting business only, and not affiliated with any brokerage, system, or training entity. Referenced at page 33 of Exhibit 29 from the record below, source PWC audit binders.

         84. After the presentation regarding risk management services, the Resource Management group was asked to follow up with Merrill Lynch on the energy transaction aspect of their presentation. Exhibit 58 from the record below, Smart Deposition, TR at 217, lines 2 to 9. Jon Perry, Nevada Power's principal trader, was given the assignment to flesh out its terms and conditions. Exhibit 58 from the record below, Smart Deposition, at 206, lines 8 to 12; TR at 207, lines 20-21.

         85. As is clear from the record, the Merrill Lynch/Allegheny e-mails set forth only a portion of the correspondence related to the Merrill Lynch proposal. From the Merrill Lynch/Allegheny e-mails and Smart 04 a transaction chronology can be assembled from which we can determine that the failure to complete a contract with Merrill Lynch had nothing to do with a disagreement over 25 cents per MWh (prudent or not), and had everything to do with Merrill's inability or unwillingness to come to closure on any material term or condition. That chronology is attached here as Petition Exhibit "D".

         86. The Commission was presented with uncontroverted evidence outside
Exhibit 44 regarding Merrill Lynch's ability in 1999 to perform the service it originally proposed in September 1999. Mr. Joyce, Nevada Power's risk management consultant, testified that Merrill Lynch's total sales in 1999 were just 115,000 MWh, and that the transaction being discussed with Nevada Power would have constituted 4.5 million MWh per year. Stated differently, Merrill Lynch was proposing to purchase and resell forty-five times more energy every year for three years to Nevada Power than it had bought and sold in any year previously. Mr. Joyce recalled informing Nevada Power at the time of Merrill Lynch's lack of
                                          -----------
size and resources relative to the market, and that it should be careful to insure that any contract with Merrill Lynch had very specific provisions for non-performance. Exhibit 92 at 28, lines 11 to13.

         87. Merrill Lynch made an unsolicited offer to provide Nevada Power forty-five times more energy every year for three years than it had attempted to buy and sell in any previous year, without benefit of the usual transactional requirements of a confidentiality agreement, stand still agreement, exclusivity agreement, non-compete agreement, proforma contract, memorandum of understanding or even letter agreement.

         88. Without first obtaining any historical information regarding Nevada Power's annual, monthly, daily and hourly load variations, Merrill Lynch offered to provide twenty-five percent of the PLR load in southern Nevada, whatever that load might be, on a firm basis, delivered into Nevada Power's system, at a fixed "all-in" price (including demand charges, transmission costs, and scheduling fees).

         89. For the first four weeks, the negotiations focused on price. Not surprisingly given its lack of due diligence, Merrill Lynch moved its price for the first time within 24 hours of the commencement of negotiations (from $32.00 per MWh to $32.75 per MWh), and moved its price at least once more within the 21 days that it had committed to keep its price firm (to $34.00). Merrill Lynch moved its price again, this time downward to $33.75, a few weeks later.

         90. In week five, when negotiations around price had become bogged down, Merrill and Nevada Power agreed to attempt to come to closure on some of the more significant operational and legal issues involved. It was then, in week five, that Merrill first asked for data regarding Nevada Power's historical loads.

         91. By the end of this flurry of negotiations, Merrill had begun to claw back on several material non-price terms and conditions. It retracted its commitment to provide firm energy-- Merrill was no longer promising to obtain all firm transmission necessary to guarantee delivery into Nevada Power's system, and stated affirmatively that it would not provide either capacity or ancillary services. As Merrill wasn't going to guarantee delivery into the system (transmission costs), capacity (demand costs) or ancillary services (scheduling fees), Merrill's "all-in" price wasn't "all-in" after all. Nevada Power would thus have to pay additional delivery costs, incidentals (ancillary services costs), as not having a guarantee of actually delivery

     92. After a significant cooling down period (eight weeks), Merrill and Nevada Power began to talk again, this time about price. Merrill was holding at $33.75 but asked Nevada Power for a counter offer. Nevada Power countered at $33.50 (just $0.25 lower) a couple of hours later. The $33.50 counteroffer is supported by the Affidavit of Jonathan Perry, attached hereto as Petition Exhibit "I", which indicates that, at the time, the value of the Merrill Lynch proposal was $33.51. Merrill sat on the counter offer for five days before rejecting it, after which within two hours Nevada Power accepted the $33.75, but with two caveats: Merrill needed to modify the term of the agreement (either shorten it to two years or lengthen it to three) and Merrill needed to address the single largest outstanding issue: assignability of the contract to the PLR affiliate, which was required by statute because Nevada Power was prohibited from providing energy after July 1, 2001.

     93. After Merrill learned that Nevada Power would not be the counterparty for the term of the agreement, and that Nevada Power would need to later assign the contract to an affiliate, Merrill withdrew the $33.75 price that Nevada Power had already accepted, and laid out several new pricing proposals for several different transaction durations, all higher by some $4.00 or $5.00 (up to 15%). Merrill stated it couldn't explain recent increases in market prices and suggested that Nevada Power wait until the market settled down before committing further. Merrill promised to keep Nevada Power informed of further price movements, either up or down. No further communications from Merrill have been disclosed.

     94. The substantial evidence of the whole record reveals that based on these commercial considerations alone, Nevada Power acted prudently during the fall of 1999 in its pursuit, analysis and negotiation of the Merrill Lynch proposal, and in ultimately deciding in December 1999 not to contract with Merrill Lynch long-term for 25% of its entire PLR load. The Commission's assertion that Nevada Power's failure to enter into a contract with Merrill Lynch in the fall of 1999 was "inexcusable" is execrable, especially given the magnitude of the disallowance.

        NEVADA POWER WAS PRUDENT IN REJECTING THE MERRILL LYNCH PROPOSAL
              BASED ON STATUTORY AND REGULATORY POLICY AT THE TIME

     95. The Commission's finding of imprudence with regard to Nevada Power's decision in the fall of 1999 to not complete the Merrill Lynch transaction (Order, Paragraph 281) is contrary to its finding that given the facts and circumstances at the time, Nevada Power was not imprudent for failing hedged its
                                            -------------
"open" position in the fall of 1999 (Order, Paragraph 282).

     96. Nevada Power's decision in the fall of 1999 to reject an energy supply agreement with Merrill Lynch for the period January 1, 2001 to February 28, 2003, was not only prudent given the commercial facts and circumstances, it was prudent given Nevada Power's established and approved procurement practices, which themselves were the result of legislative and regulatory policy. From 1995 and into 2001, the State of Nevada changed its policies towards regulating electric utilities repeatedly and substantially, finishing an entire three-hundred-and-sixty-degree progression from traditional utility regulation, to rapid deregulation and removal of the franchised service territory, then back to a modified version of the traditional model, with many stops in between.
Exhibit 99 from the record below, Q&A 7.

     97. In that period, Nevada Power faced uncertainty over whether and when retail competition would begin, whether and how Nevada Power would continue in the power business after competition began, whether and Nevada Power should invest in or divest power generators, and whether and how Nevada Power should recover the costs of power purchased for its customers, among other elements. Exhibit 99 from the record below, Q&A 7.

     98. Given its approved resource plan and the legislative and regulatory policy in the fall of 1999, Nevada Power would have been unreasonable in executing a supply agreement with Merrill Lynch covering one-fourth of the PLR load for the period January 1, 2001 through February 28, 2003.

                               1997 RESOURCE PLAN

     99. In the fall of 1999, Nevada Power was already in the fourth year of operating under a fairly simple, straightforward, Commission-sanctioned purchasing pattern pursuant to which Nevada Power bought most of its energy no more than one summer peak in advance of its delivery date. From the BCP's witness Dorris, Exhibit 68 from the record below, at 13:

          In 1995, after two years of having not entered into a long-term purchase power contract, NPC decided to affirmatively pursue a policy of fillings its requirement through "intra-annual purchases." An intra-annual purchase is made within a year in which the power is delivered.

     100. Nevada Power's short-term approach to power procurement had been reviewed and accepted by the Commission in its 1997 integrated resource plan docket. As was pointed out by Dr. Fox-Penner in Exhibit 99 from the record below (Q&A 34), it is in a resource plan proceeding that the utility obtains this Commission's approval for its resource planning and its resource acquisition actions over the following three years.

          Thus, the Commission's approval of NPC's 1997 IRP represents its endorsement of the mix of transmission and generation investments and long- and short-term purchases planned by Nevada Power between 1997 and 2000. If NPC deviated from this plan with respect to long-term purchases, that would be grounds for concern. However, if NPC followed the plan, and this Commission never instructed it to do otherwise, it is difficult to argue that NPC was unreasonable.

     101. Nevada Power made its 1997 resource plan filing on June 3, 1997, just prior to the enactment of A.B. 366 (1997 Legislature). Dr. Fox-Penner pointed out that the plan began by noting that:

          State legislators are currently reviewing how the new competitive retail electric industry will affect the state of Nevada, specifically the residents, the utility shareholders, and the utilities themselves.

     102. Recognizing that it would be expected to play a key role in facilitating the transition to the new industry structure, Dr. Fox-Penner pointed out that the Company had specifically stated in its filing that:

          State regulations require a 20-year plan be filed every three years. Nevada Power has complied with this regulation; however, emphasis has been placed on near-term infrastructure requirements which will be necessary to allow a competitive retail market to develop and flourish.

     103. In addition to providing tables summarizing its intended resource mix by year, Dr. Fox-Penner pointed out that the Company had listed and discussed both its long-term and short-term purchases. In its discussion of its long-term power purchases it had listed eight power purchase agreements in place and did not seek to add any additional long-term purchases to its portfolio. In contrast, its discussion of short-term purchases clearly indicated that future additional needs would be purchased on less than an annual basis:

          For the summer of 1997, the Company has entered into short term contracts with several suppliers that, in the aggregate, provide 750 MWs of peaking capacity and associated energy. For the summers of 1998 and 1999 the Company has signed short-term contracts for 530 MWs and 330 MWs respectively. Additional quantities of short-term capacity and energy will be sought in future procurement efforts for the summers of 1998, 1999 and beyond.

     104. Dr. Fox-Penner pointed out that the Commission had endorsed Nevada Power's plan to rely on additional short-term purchases to meet its load requirements through the restructuring transition. Nevada Power's 1997 plan was to construct more transmission into Southern Nevada for the purpose of purchasing and importing power.

During the IRP proceeding, the BCP urged the Commission to reject the three-year action plan in favor of constructing new generating plants. The BCP argued that using a twenty-year planning horizon, the construction of new generation was less expensive than the combination of transmission and purchased power.

     105. Significantly, the Commission rejected this argument, apparently because it believed that the onset of retail choice in the state made a five-year planning horizon (as of 1997) better than a twenty-year horizon. The Commission's final order said:

          22. The Commission finds that, in this instance, it is appropriate to place more emphasis on the short-term PWRR. Significant changes are taking place in the electric industry in Nevada that render the long-term PWRR inappropriate as a basis for recommending a resource plan alternative. In addition, the 20-year PWRR is heavily influenced by the long-term purchased power cost projections. The Commission has little confidence in the long-term purchase power cost projections as proposed by the [BCP].

          23. The Commission finds that the proposed CTP (Crystal Transmission Project) can provide many benefits to Nevada Power and its customers. The project can provide an adequate reserve margin to ensure that the loads of the Las Vegas Valley can be met, even under the high growth load forecast. The Commission also recognizes that the structure of the electric industry in Nevada is undergoing the most significant change in its history. The CTP will give Nevada Power flexibility to meet the needs of its customers and provide greater options during the transition to a more competitive environment./5/

     106. The Commission was absolutely clear that the time horizon for Nevada Power's supply investments had dropped dramatically, and that long-term power purchases and new power plants were no longer favored, even if they were the lowest-cost supply option over the long term.

     107. Admittedly, the Commission's order approving Nevada Power's 1997 three-year action plan didn't prohibit the execution of the Merrill Lynch proposal, but a resource

_________________
/5/ Exhibit 99 from the record below, citing Opinion and Order in re:
Application of Nevada Power Company for an Order of Approval of its 1997 Resource Plan, Docket No. 97-6008, September 15, 1997,pp, 4-5.

planning order doesn't usually list all the things a utility can't do. Rather, it identifies the actions and investments that are acceptable, and if the utility later wants to do something different it must seek and obtain Commission approval to do so. While discussed as a resource option, neither the Company's proposed three-year action plan nor the Commission-approved three-year action contemplated additional purchases over one year in length. Neither the Commission, Nevada Power, nor any intervenors sought to add multi-year contracts to the three-year action plan.

                       LEGISLATIVE POLICY IN FALL OF 1999

     108. In the fall of 1999, Nevada Power was operating under newly enacted legislation, S.B. 438 (1999 Legislature). The intervenors argued that S.B. 438 clarified Nevada Power's responsibility to serve load in the future.6 Nevada Power provided evidence that to the contrary, S.B. 438 actually muddied the waters even more. S.B. 438 shifted the date of retail choice from December 31, 1999 to "no later than" March 2000, a change of just three months or less (Sec.
12). However, the law gave the Governor the unilateral authority to shift the date forwards or backwards, and gave the Commission the authority to "establish different dates for the provision of different services by alternative sellers in different geographic areas; and authorize in gradual phases, the right of customers to buy from alternative sellers." Hence, S.B. 438 made the timing of choice and numbers of customers Nevada Power would be required to serve even more uncertain than before. Exhibit 99 from the record below, Q&A 43.
----

     109. With S.B. 438 the Legislature recognized that one aspect of the AB366 structure that should change was the latter's requirement that the PLR be entirely separate from the incumbent utilities, which were soon to sell their plants and become distribution-only utilities even before retail choice began. Thus Section 16 of S.B. 438 required Nevada

_____________________________
/6/   Exhibit 68 from the record below (Dorris) at page 7, line 14; Exhibit 43 from the record below (Burton) at page 5, lines 7.

Power to serve as the initial PLR, but only until July 1, 2001, just 15 months after choice started according to the schedule as it existed in the fall of 1999. This would have been an important signal that state policy was no longer so opposed to the incumbents remaining in the business, but for the remaining provisions concerning the PLR. S.B. 438 left untouched all provisions allowing the Commission to conduct an auction to see who would become the PLR (no earlier than July `01) if it was approached by an alternative seller willing to supply at least ten percent of the PLR load. Section 16(3) of the law also kept this Commission's authority to:

          prescribe alternate methods for providing electric service to those customers described in subsection 1 [i.e., PLR customers]. The alternate methods may include, but are not limited to, the direct assignment of customers to alternative sellers...

Thus, once again Nevada Power had the opposite of statutory assurance that it had an obligation to plan for and serve an easily predictable number of customers following July 2001. Exhibit 99 from the record below, Q&A 44.

     110. Recognizing that Nevada Power's approved resource plan had a significant purchased power component, and also perhaps recognizing the reality that Nevada Power was logically using purchase power to "fill the gap" between the present (June 1999) and July 1, 2001, S.B. 438 included provisions relating to stranded purchase power costs that closely mirrored the plant-focused stranded cost provisions in AB366. S.B. 438 provided that any then-existing purchase power obligations were to be complied with, by either Nevada Power or an assignee (S.B. 438, Section 3.1) but that if found to be above market at the time of deregulation or before, all obligations for purchased power would be subjected to heavy scrutiny:

          To recover any costs associated with an obligation for the purchase of power, a vertically integrated electric utility in existence on January 1, 1999, or its successor electric distribution utility or any assignee of the utility must demonstrate to the commission that it has made reasonable efforts to reduce the cost or increase the value of the obligation, including, without limitation, by: (a) Evaluating the costs and benefits of the obligation and analyzing whether there are any reasonable options under the existing provisions of the obligation that may reduce the costs or increase the benefits of the obligation;
          (b) Reporting on the good faith attempts by the utility or its assignee to seek an increase in value or reduction in cost from the provider of the purchased power under the existing provisions of the obligation; (c) Showing that the utility or its assignee has exercised to the extent practicable the terms of the existing obligation to mitigate the cost of obligation or has assessed the value of retaining the obligation; (d) Providing a citation to an order of the commission approving the obligation, or if such an order does not exist or is not available, providing all information, including without limitation, any action or statements by the commission or any state or federal agency, that demonstrates the commitment of the utility or its assignee to the obligation; and (e) Providing all information indicating the extent to which the rates previously established by the commission have compensated shareholders for the risk of not recovering the costs of the obligation.

     111. In addition, the law included an unusual provision that barred the Commission from using these detailed showings to force a termination of a then-existing purchased power contract, but conspicuously did not extend this
-------------
assurance to any new power purchase. "The provisions of this section must not be
                 ---
construed to allow the commission, by direct or indirect action, to modify or terminate any obligation for the purchase of power in effect on June 1, 1999."
                                                   -------------------------
S.B. 438, Section 3.3.

     112. Taken together, these provisions put Nevada Power on notice that all new purchase power contracts were to be honored by Nevada Power, could be modified or terminated by the Commission, and would be scrutinized heavily before their above-market costs were allowed to be recovered, even if the contracts had already received prior approval from the Commission. The only reasonable and prudent response to these provisions of S.B. 438 was to shorten the duration of any commitments for forward purchases. Exhibit 99 from the record below, Q&A 45.

     113. Finally, for whatever period Nevada Power was to serve as the initial PLR, and regardless of the number of customers who either opted for retail open access or who were successfully awarded to alternative PLR providers (which could be as little as ten percent or as much as the entire PLR load), Nevada Power was required to provide its PLR service at rates that were to be fixed at July 1, 1999 levels for as long as it continued in a PLR role (S.B. 438, Sections 4 and 16.6). Once retail open access began, general and energy rates charged by Nevada Power were to be frozen.

     114. One particular provision of the law dealing with the Commission's right to order an auction made it especially clear that Nevada Power had to maintain stable PLR rates regardless of the uncertainty in its PLR quantities. Following a Commission-ordered auction of any fraction of Nevada Power's PLR load, if no bidder won the auction per the Commission's as of then yet unknown evaluation procedure, Section 6.3 required that Nevada Power continue to serve the auctioned load "under the same terms and conditions as existed for the provision of that service by the electric distribution utility immediately before the auction"-- i.e. at frozen rates. Exhibit 99 from the record below, Q&A 46.

     115. In summary, S.B. 438 required Nevada Power to serve indefinitely as the PLR starting at the new date of retail choice (which was now even less certain) under rates that were capped, regardless of the PLR quantity served. If Nevada Power executed new purchased power contracts to service its PLR load, the Commission was not barred from taking any indirect or direct action to modify or terminate those agreements. Stranded cost recovery for new purchased power contracts was subject to all proposed (but not adopted), onerous required showings. In the face of this statutory construct, it was much more reasonable for Nevada Power to rely on shorter-term purchases for periods over which sales quantities can be estimated. Nevada Power's procurement decisions, including its eventual rejection of the ever-shifting Merrill Lynch long-term proposal, in favor of shorter-term purchases was, under these facts and circumstances, reasonable and prudent.

                        COMMISSION POLICY IN FALL OF 1999

     116. This Commission's own actions in contested cases and the many rulemaking proceedings implementing S.B. 438 also strongly affected Nevada Power's purchasing decisions. Regarding the impact of Commission decisions in contested cases on Nevada Power's procurement decisions, rebuttal witness Fox-Penner pointed to the Commission's handling of Nevada Power's "last" deferred energy case under S.B. 438. Exhibit 99 from the record below, at Q&A 48.

     117. While the Merrill Lynch proposal was pending, Nevada Power was handed several adverse decisions regarding purchased power costs. On September 17, 1999, the Commission issued its interim order in PUCN Docket No. 99-4005 once again denying recovery of Nevada Power's prudently incurred purchased capacity costs, moving consideration of the issue to Nevada Power's then-pending deferred energy filing.

     118. In October 1999 the Commission was entertaining a motion filed by its Staff in PUCN Docket No. 99-7035 to dismiss the amendment to Nevada Power's then-pending deferred energy filing, which among other items updated the filing to reflect the purchased capacity costs that had been moved there by virtue of the Commission's order in PUCN Docket No. 99-4005. While the Commission initially rejected the Staff's Motion in an order issued by then-Commissioner Pitlock, the Staff "appealed" Commissioner Pitlock's decision to the full Commission. Because Commission Pitlock's term expired, and because his replacement, Commissioner McIntire, couldn't vote on the matter given his previous position on the Staff, the Commission was deadlocked on the issue in November and December 1999. The Staff was ultimately successful with its appeal to the full Commission, which resulted in the overturning of the Pitlock decision, and reducing Nevada Power's request for relief from $110.7 to $44.3 million. See, Order Denying Nevada Power's Motion to Set Aside Order Dismissing Filing, PUCN Docket No. 99-7035, for the relevant procedural history.

          119. Dr. Fox-Penner also identified then-pending regulatory proceedings that support the reasonableness of Nevada Power's power purchasing decisions. Exhibit 99 from the record below, Q&A 48. As the issue of past cost recovery had yet to be resolved, on October 7, 1999 the Commission issued a proposed regulation to be discussed at a hearing on November 8, 1999. In that hearing, the treatment of power purchase contracts was once again revisited (PUCN Docket No. 97-8001, TR pages 77-82, attached hereto as Petition Exhibit "E".) Despite the language of S.B. 438 obligating the utility to abide by all then-existing contracts, the intervenors discussed the difference between requiring the utility to honor existing contracts and requiring the utility to
                         -----
perform under existing contracts. With Commissioner Sheldrew's declaration that
-------
"I'm not sure that the Commission shares [Nevada Power's] interpretation of what 438 means in this particular section at all," (TR at page 81, line 25 to 82, line 3) the participants debated the potential to force Nevada Power to sell both under market contracts (Barrick at TR at page 77, lines 11 to 18), and over-market contracts (SNWA at TR page 80, line 24 to page 81, line 11).

          120. In the fall of 1999, the draft Past Cost rule contemplated that by the time the market opened to retail competition, all purchased power contracts and obligations would be sold to unrelated third parties on the open market. The Commission was to be advised of the method by which such contracts were disposed of, the price and other consideration given and received, and the names of the purchasers. The Commission was to be provided with copies of the bid packages set to potential bidders, copies of all responses and letters of interest, and copies of sales contracts showing all terms and conditions. October 7, 1999 Draft of Past Cost Regulations, Section 4.1.D.

          121. In the fall of 1999, the draft Past Cost rule contemplated that if by the time the market opened to retail competition a utility failed to sell all purchased power contracts and obligations to unrelated parties on the open market, the utility would have prove the market value of contracts and obligations that it retained using at least three estimates employing multiple valuation techniques (Section 4.2).

          122. Dr. Fox-Penner also discussed the impact of the Commission's deliberations regarding the PLR as support for the reasonableness of Nevada Power's power purchasing decisions in the fall of 1999. Exhibit 99 from the record below, Q&A 48. The Commission issued its first proposed post-438 PLR rule on October 5, 1999. The industry structure mandated by S.B. 438 required that Nevada Power act as the sole initial PLR in its service territory until July 1, 2001, under fixed rates but without the need to place the PLR function in a separate affiliate.

          123. According to both Staff and the utilities, the Commission's October 5, 1999 proposed PLR rule conflicted with S.B. 438 because it continued to require that the PLR function act as a separate affiliate even before July 1, 2001 (the date specified in S.B. 438 for the separation of the PLR from distribution utility)./7/ The rule also appeared to require the PLR function to be subject to the Commission's interaffiliate rules, which Nevada Power argued violated S.B. 438. While the Commission revised its PLR rule proposal again on December 29, 1999 and February 7, 2000 the revisions did not address any of the concerns expressed above. These issues, which were pending before the Commission when the Merrill Lynch proposal was being evaluated as a partial solution to meeting Nevada Power's future PLR load, were so significant to Nevada Power that on February 20, 2000 it announced its intent to seek to terminate its PLR responsibility as soon as possible./8/

          124. In the fall of 1999, while the Merrill Lynch proposal was being evaluated and negotiated, Nevada Power and the Commission were in nearly continual disagreement over the rules under which Nevada Power would be required to serve as PLR. The rules

----------
/7/ Exhibit 99 from the record below, citing Comments of Regulatory Operations Staff, Docket No. 97-8001, November 2, 1999, p.1. Comments of SPP and NPC, Docket No. 97-8001, November 2, 1999, p.1.
/8/ Exhibit 99 from the record below, citing Comments of SPP and NPC, Docket No. 97-8001, February 25, 2000, p. 1.

continued to be modified, but in every case Nevada Power continued to face substantial risks that (a) some or most of its customers would be transferred to another entity serving as PLR; (b) the timing of retail choice would change; and
(c) the rules governing PLR would change. Indeed, all such concerns were warranted because two of these three conditions subsequently occurred-- more than once.

          125. The Commission's oft-stated position remained that Nevada Power should be in the PLR function only until July 1, 2001, only under conditions Nevada Power believed were extremely risky, and only via a separate affiliate pursuant to a statute that protected only contracts executed prior to June 1, 1999 from any direct or indirect Commission modification or termination. Nevada Power gave notice of its intent to withdraw from the PLR business as soon as possible.

          126. It would be wholly unreasonable to suggest that in the face of such turmoil Nevada Power should have entered into a long-term commitment with Merrill Lynch or any vendor, to purchase all or any share of Nevada Power's forecasted PLR loads.

          127. In a constantly changing policy climate, prudent utility managers will not only evaluate all aspects of a long-term commitment according to the policies that exist then-- they will prudently assign a high probability to the fact that these policies will change, thus changing the value of the investment. Exhibit 99 from the record below, Q&A 7. If managers cannot be very sure of how and when the policies might change, it is prudent rather than imprudent to avoid making long-term commitments. Exhibit 99 from the record below, Q&A 7.

          128. Indeed, Nevada Power would have been imprudent if it had ignored the many changes in regulations, and the likelihood that they would change again (as they did), and gone ahead and made a commitment such as that required by the Merrill Lynch proposal. Exhibit 99 from the record below, Q&A 7.

          129. Nevada Power was not alone in facing uncertainty caused by the introduction of retail choice. Indeed many jurisdictions have initiated such efforts. However, the reliable, probative and substantial evidence of record is that Nevada Power has been forced to operate for years in the midst of the longest and most frequently revised restructuring process of any devised.
Exhibit 99 from the record below, Q&A8.

          130. As witness Fox-Penner concluded, the duration of the transition period is strongly related to the length and severity of the supply planning uncertainties faced by utilities transitioning to retail choice. The longer the transition period, the more uncertainty the incumbent utility faces. The degree of uncertainty faced by Nevada utilities, and Nevada Power in particular, was unmatched by any other utility in any other jurisdiction.
Exhibit 99 from the record below, Q&A 8.

          131. For the two years prior to the start of choice, only three out of 46 utilities who were net buyers in this period entered into new long-term contracts. Like Nevada Power, almost all other utilities reacted to the uncertainty surrounding their transition by limiting their purchases to short-term products. Exhibit 99, Q&A 8.

          132. In the regulatory environment in which Nevada Power was forced to operate in the fall of 1999, Nevada Power's rejection of the Merrill Lynch proposal was reasonable, consistent with the decisions of its peer utilities, and prudent.

         FINDINGS OF THE INDEPENDENT AUDITOR SUPPORT FINDING THAT 1999
       PURCHASING PRACTICES, INCLUDING DECISION TO REJECT MERRILL LYNCH,
                                  WERE PRUDENT

          133. As mandated by the Global Settlement, beginning in the fall of 2000, Nevada Power submitted to three independent audits related to fuel and purchased power cost recovery: one of its financial condition as of July 31, 2000, one of its procurement practices as of July 31, 2000, and on of its procurement practices through October 31, 2000.

                  9. Within sixty (60) days after the effective date of this Stipulation, an independent audit of Nevada Power's financial condition will be conducted to verify the need for the BTER adjustment referenced in Paragraph 4 of this Stipulation. Such audit shall also include an investigation of Nevada Power's fuel and purchased power costs for the 12-month period ending
                  July 31, 2000....

                  10. Six months following the implementation of the F&PP rider mechanism, and every six month thereafter (unless changed by the Commission), Nevada Power will file with the Commission an independent audit of fuel and purchased power purchasing practices. Any findings of imprudence by the Commission will be reflected in future F&PP adjustment filings, and all parties retain any and all rights with respect to said F&PP filings except those specifically involved herein. The Company will not object to such audit results being made available by the Commission to any party to this Stipulation or as required under any applicable law.

          134. While Nevada Power had previously filed all three audits with the Commission, it included the full text of each of the audit reports including appendices in its direct case as appendices to the Primer Document.

          135. The audits were prepared according to a Statement of Work reviewed and approved by the Staff and the BCP. Included in the Statement of Work for each of the audits was the following admonition (Exhibit 29 from the record below):

                  The Nevada Public Utility Commission approved a stipulation requiring an independent audit. The auditor understands that while NPC will pay for the audit, NPC is not the client. The clients are "any interested party" who may want to use the audit results, including, but not limited, to the ... [Staff, BCP and MPPM]. In conducting this independent audit, the auditor may and should seek input from the parties as to what they believe is required to accomplish the audit objectives. However, the final decision on how to proceed with the audit to meet the audit objectives set forth in the stipulation rests with the auditor.

          136. PWC was selected by the Company, Staff and the BCP to perform each of the three audits. The procedures and methodologies followed and employed by PWC were fully described in the respective audit reports. PWC met frequently with the Company, Staff and BCP while performing its work, and all draft reports were circulated by PWC to the parties for their review and comment.

          137. In the July 31, 1999, PWC made the following observations regarding Nevada Power's fuel and purchased power procurement practices:

                  Based on our experience with other utilities in the Western United States, Nevada Power Company's 2000 purchase power procurement practices are within the range of industry practice with respect to the processes used (e.g., requests for proposals and broker market procurement processes) and risk management tools (e.g., price hedging at a liquid trading point for purchases at a non-liquid trading point) employed. Nevada Power Company's risk management strategy was consistent with a view that purchase power costs should be at the average market prices through the term of the purchases./9/

          138. PWC was also asked to analyze and make findings regarding Nevada Power's fuel and purchased power costs for the twelve months ended July 31, 2000 by performing twenty-three procedures agreed to in advance by the Company, Staff and the BCP, and which are documented and described in pages 39 to 87 of the July 1, 1999 audit report and pages 40 to 90 of the October 31, 1999 audit report (Exhibit 29 of the record below).

          139. PWC's findings and observations in the audit through October 31, 2000 were consistent with the findings and observations in the audit through July 31, 2000. The following is an extended excerpt from PWC's audit of Nevada Power's fuel and purchased power procurement practices through October 31, 1999 (Exhibit 29 from the record below), which describes their reasoning and supports the timed procurement strategy.

                  Traditionally, Nevada Power Company obtained its purchase power bids through annual and monthly request for proposals
                  (RFPs). However, over the past few years, structural and competitive changes in the energy markets have decreased the responsiveness of potential suppliers to Nevada Power Company's requests for proposals. Therefore, in late 1999 management began making forward purchases in the broker market as well as continuing the RFP process.

                  ....
                  In October 1999, Nevada Power Company established a timed procurement strategy whereby management targeted certain percentages of its calculated


----------
/9/   Exhibit 29 from the record below, PWC's July 1, 1999, Base Tariff Energy
Rates Report, Executive Summary, Page 4.

                  purchased power requirement for procurement in the forward markets each month.

                  Historically, management procured a significant portion of its summer season purchase power requirements through annual proposal processes in the years prior to delivery. For example, by January 1999, Nevada Power Company had procured approximately 60% of its 1999 summer season purchase power requirements. In contrast, by January 2000, management had procured approximately 7% of its 2000 summer season requirements. This decrease was consistent with an overall trend of later procurement (i.e., closer to delivery) in 2000 to 1999.

                  The overall change in procurement timing was consistent with Nevada Power Company's 1997 Resource Plan which stated: "The strategy for meeting customer's demand for electricity is to continue relying on the short-term firm and economy purchases of power, increase the transfer capability, and initiate development of new generation resources." In addition, management informed us that uncertainty associated with deregulation contributed to the change in timing of procurement. Prior to the passage of Senate Bill 438 in June 1999, it was uncertain whether Nevada Power Company would serve as the provider of last resort. Furthermore, the timing of the introduction of direct access continued to change. For example, as of November 1999, Nevada Power Company management anticipated that the company would lose up to 240 MW of retail load by the 2000 summer season due to direct access implementation.

                  We understand that certain of these changes were precipitated by the merger with Sierra Pacific Power Company, which brought new personnel with different skills to Nevada Power Company's purchased power procurement function.

                  Based on our experience with other utilities in the Western United States, Nevada Power Company's 2000 purchase power procurement practices are within the range of industry practice with respect to the processes used (e.g., requests for proposals and broker market procurement processes) and risk management tools (e.g., price hedging at a liquid trading point for purchases at a non-liquid trading point) employed.

          140. The PWC audits, which included a review of the Merrill Lynch proposal in the context Nevada Power's overall purchased fuel and power procurement practices support the conclusion that Nevada Power's 1999 purchasing practices were prudent, that Nevada Power implemented those practices prudently, that Nevada Power's purchased fuel and power costs as a result of those practices were prudently incurred.

          141. Based on the reliable, probative and substantial evidence of record setting forth the commercial terms and conditions of the Merrill Lynch proposals and the statutory and regulatory strictures and environment in which Nevada Power operated during the fall of 1999, and as was substantiated by the independent auditors, Nevada Power exercised prudence in entertaining, reviewing, analyzing, negotiating and ultimately rejecting a long-term purchase obligation with Merrill Lynch.


        FEBRUARY AND APRIL PURCHASES PRUDENT GIVEN SUPPLY CONSTRAINTS AND
                     RELIABILITY CONCERNS IN SPRING OF 2001

          142. By January 2001, Nevada Power had secured most of its normal projected energy needs for the summer 2001 peak, defined as 107% of its average system peak. However, as the crisis continued to unfold, it became clear that supply conditions were anything but normal.

          143. On January 18, 2001, the California Legislature passed AB-6X which placed a moratorium on the sale of generation assets by any California utilities. The statute affected Nevada Power's pending sale of its interest in the Mohave Generating Station, whose majority and operating partner is Southern California Edison. On January 24, 2001, the BCP filed a Petition with the Nevada Commission wherein it sought, based on mounting concerns over reliability of the state's energy supply, an order staying all further proceedings related to the pending sales of Nevada Power's generating units. Exhibit 41 from the record below, Q&A 38.

          144. Nevada Power reported on the status of its portfolio in its January 29, 2001 Comprehensive Energy Plan. Attached hereto as Petition Exhibit "F". The CEP showed that Nevada Power was still "short" in June 2001 (it had yet to secure all of the energy needed to meet its projected load), and "long" in September (it had secured more energy than needed in that month to meet its projected load). TR at 2470 to 2471.

          145. The Commission reviewed Nevada Power's portfolio on January 31, 2001, in a docket established several months earlier to address Nevada Power's reliability of supply. After being briefed on the status of Nevada Power's portfolio, the presiding officer, Commissioner McIntire, gave Nevada Power the following admonition: "[b]etween now and then I want you to work like hell to make sure that this summer is better than last. Not that last was so bad, but certainly we don't want problems." Hearing TR at 2472.

          146. On February 8, 2001, the California Energy Commission published a report indicating that California would be 4000 to 6500 MW short for the summer and that customers could expect rotating blackouts on peak. Reports began to circulate that the State of California would intervene to prevent the flow of energy supplies out of California to Nevada (and elsewhere).

          147. California experienced emergency conditions in all but one day between January 8, 2001 and February 1, 2001. California experienced rolling blackouts on January 17 and 18, 2001. California utilities had interrupted customers on 14 days between January 1, 2001 and February 1, 2001. Goldberg Rebuttal, Exhibit 100 from the record below, at Q&A 51. "The information available in February 2001 suggested strongly that spot energy might not be reliably available." Exhibit 100 from the record below, at page 49, lines 3 to
4. "We were concerned that we may not be able to get energy at any price."
Exhibit 41 from the record below, Q&A 38.

          148. On February 14, 2001, Nevada Power's risk management consultant, Jim Joyce, circulated a memorandum seeking approval from the Risk Management Committee to increase 6X16 peaking purchases for Q2 (Second Quarter) and Q3 (Third Quarter) 2001 by 250 MW. The justification for the additional purchases are set forth in the Memo, which for ease of reference is attached hereto as Petition Exhibit "G".

                  (1) We know that we will be on the spot market purchasing power on days when the Las Vegas area temperature is hotter than normal.

                  (2) California has publicly stated that they will be woefully short (6500 MW in June and more in Q3).

                  (3)     The cost for spot market electricity is now uncapped.

                  (4) The downside of being long is selling when prices are below what you paid. This may happen, the risk is far outweighed by the fact that on the days we need to purchase more, may be spending $2000 per MW. In other words, the risk of being short is far greater than the risk of being long.

                  (5) Q2, we have heavy maintenance in April. In May and June there is the possibility for an early summer. As well, we are still short in June.

                  (6) Q3, we are currently filled to 107% of expected load, however this is assuming full availability of the plants. If we assume a 10% forced outage rate on the plants, and we have 2100 MW of generation, that is a shortfall of 210 MW.

          149. Regarding the first point, it was established in the Primer that in Las Vegas, a deviation in the daily average temperature of two degrees could alter peak load by 150 MW. Exhibit 28 at page 10.

          150. While each point is significant, the sixth is perhaps the most so. In its negotiations to sell its power plants, Nevada Power had obtained sellback agreements that provided it with reserves. Without divestiture, Nevada Power was back to planning for unit-specific contingencies and needed to replace those reserves. 210 MW of the 250 MW February purchase was necessary to accommodate a ten-percent forced outage rate.

          151. Under questions from the Commission's policy advisor the Staff's engineering expert, John Candelaria, testified that a ten percent outage rate was reasonable.

                  Q. As an engineer familiar with Nevada Power Company, what forced outage rate would you expect in the normal year?

                  A. The Company, the take a look at when developing their resource plans and also I'm assuming their operating plans, they use historical data to get some indication of what the forced outage rate is going to be. And I would expect based on what's here that they would have used somewhere between eight and tem percent. Because over the last four years from 1997 to 2000, the lowest forced outage rate was eight percent and the highest was 12.48 percent. So somewhere between eight and ten percent appears to be a good forced outage rate number from my perspective.

                  TR at 3190, line 15 to 3191, line 3.

          152. In addition to the rationale stated above, the Memorandum indicates that Resource Management group had looked at several alternatives to the 250 MW in additional purchases including two different kinds of options: straight call options with a strike price of $500MW and weather contingent call options. The analysis of these alternatives is summarized in the following paragraphs. Based on then-current market prices of $260 and $415 per MW for Q2 and Q3 respectively, the risk management consultant made the following recommendation:

                  We are therefore seeking approval to adjust the strategy of purchasing to 107% of average load and to increase that target by 250MW to reflect possible unit outages [210 MW] and hotter than average weather [40 MW or less than one degree]. The result will be Nevada Power purchasing 250 MW at Palo Verde (to act as more of a price hedge than a physical hedge) ASAP.

          153. The Staff identified 125 MW of purchases in April 2001 as being made in excess of the 107% of average system peak target. Nevada Power provided uncontroverted evidence that Staff had made an error in its calculation and that in April 2001 Nevada Power had purchased just 75 MW of additional energy for Q3. Perry Rebuttal, Exhibit 93 from the record below, at page 16, line 24. The Commission failed to pick up the correction in its final order, or in the calculation of its proposed adjustment.

         154. The additional 75 MW purchase in April 2001 was described and supported in the rebuttal testimony of witness Perry. Mr. Perry offered unchallenged testimony that by April 2001 the trading group had failed to purchase the full 107% of system average peak plus 250 MW authorized by the risk management committee in February. At the request of senior management, in April 2001 the trading group was asked to revisit its summer position to ensure that the system would reliable during summer 2001. Keeping within the guidelines already established by the risk management committee in February, the trading group acquired 75 MW of additional energy for Q3. That acquisition brought Nevada Power

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closer to meeting its targets for July and August, and further away (in excess)
for September. Exhibit 93 from the record below, at Q&A 23.

          155. Like the February 2001 purchases, the April 2001 purchase was necessary to reduce the Company's dependence on the spot market for meeting load during what by all estimations was going to be a chaotic summer 2001 peak. During the summer in Las Vegas, a two-degree swing in temperature can mean a change in load of 150 MW. Even with the additional 250 MW February purchase and the 75 MW April purchase, Nevada Power still had to purchase over 400 MW in the spot market energy to meet its peaking needs. Perry Exhibit 93 from the record below, at Q&A 23.

          156. Perhaps most telling of all, on July 3, 2001, when Nevada Power had to rely on the spot market during a system emergency, energy wasn't available in the spot market at any price. While Nevada Power kept the power on at the Strip, it was forced to interrupt load in some predominantly residential areas.

          157. At Paragraph 283 of its final order, the Commission characterizes the analysis of the February 250 MW purchase and the April 75 MW purchase as "spur of the moment" and makes the following finding:

          NPC apparently was more focused on reliability at any price, rather than conducting a thorough analysis of the options available. There is no support in the record for NPC's focus on reliability at any price and their continued purchase of power, when the 107 percent strategy had already been met. The Commission believes that the purchases made after the 107 percent strategy had been met rise to the level of imprudence.

          158. The Commission's order is clearly erroneous in view of the reliable, probative and substantial evidence of the whole record. The record is replete with support for Nevada Power focus in February and April 2001 on reliability, indeed for every state policy maker from the Commission to the Consumer Advocate to the Governor to the Legislature's focus on reliability. California was experiencing daily rolling blackouts and

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predicting more for the summer 2001 peak. California announced a shortage of up to 6500 MW for the summer 2001, more than 2000 MW above Nevada Power's summer peak.

          159. In February and April 2001, concern over reliability led to an about-face on the state's energy policy and the complete repeal of its six year old restructuring initiative. In February and April 2001, concern over reliability led to a statutory prohibition against the pending sales of Nevada Power's generating units-- an event that had just months earlier been so important to policy makers that the merger of Nevada Power and Sierra Power had made contingent on the Companies' agreeing to divest.

          160. Based on the reliable, probative and substantial evidence of record setting forth all of the facts and circumstances with which Nevada Power was contending in February through April 2001, Nevada Power exercised prudence in entertaining, reviewing, analyzing, negotiating and ultimately executing short-term power supply agreements totaling 250 MW.

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       SEPTEMBER 2001 AND OFF-PEAK ENERGY PURCHASES WERE CONSISTENT WITH
        STRATEGY REVIEWED BY OUTSIDE AUDITORS AND NECESSARY IN ORDER TO
                  MEET NEVADA POWER'S UNIQUE LOAD REQUIREMENT

     161. With its last two adjustments the Commission appears to take issue with Nevada Power's entire risk management approach, and with its fundamental approach to meeting peak. For each criticism but one, the record is clear that the Commission has ignored two significant and important groups of evidence: from Nevada Power's direct case, the PWC audits and reports, and prefiled rebuttal testimony of Nevada Power witness Ruelle chronicling management's role in the review and decision-making process, which testimony was wrongfully stricken by the Commission as improper rebuttal.

     162. At Paragraph 270 of the final order the Commission makes the following observations, which were addressed in section 6 of Mr. Ruelle's rebuttal testimony, the stricken portions of which are attached hereto as Petition Exhibit "H":

          Mr. Joyce immediately recognized that the financial risk to the company was very, very large. However, this was not translated into a meaningful risk management function. Not only was the head of NPC's Resource Management not experienced in power trading and risk management, but the organizational chart only allocated four individuals to staff the risk management area. To make matters worse, the RMC did not have its first meeting until March 27, 2000.

     163. At Paragraph 271 of the final order the Commission makes the following observations:

          By purchasing 6x16 blocks of power, NPC created a tremendous amount of excess energy, which the company believed it could sell during the "shoulder" hours. Since power at Palo Verde could not be used directly within NPC's system, NPC would eventually have to either sell the power to another party, or "swap" the power for delivery at Mead, the company's normal transfer point into its own system.

     164. Nevada Power's use of standard products, in particular 6X16 quarterly products, and its use of hedges to secure the lowest cost energy delivered into its system, was reviewed in detail by the independent auditors, PWC. The Commission's order makes

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no mention whatsoever of the PWC analysis and conclusions of Nevada Power's use of standard products and Palo Verde hedges.

     165. PWC described the use of standard products compared to custom at page 67 of the July 31, 1999 audit report and at page 68 of the October 31, 1999 audit report, Exhibit 29 from the record below.

          In 1999, Nevada Power Company procured several "custom" products in which the capacity factor can be varied between a minimum and maximum amount in accordance with demand. This is analogous to purchasing a call option in which the buyer has a right, but not an obligation, to purchase an amount of energy at a given price. These products can be "shaped" to fit a company's unique retail load profile to avoid over-procurements of energy which must then be sold in the day-ahead or real-time markets. These types of products were generally more expensive in 2000 relative to 1999 due to increased volatility in energy prices Therefore, in 2000 Nevada Power Company purchased more "standard" products in which a fixed amount is delivered over a fixed set of hours (e.g., "on-peak" from 6:00 am to 10:00 pm, Monday through Saturday.

     166. PWC analyzed Nevada Power's annual costs using the two approaches and determined that Nevada Power's use of standard products obtained from the broker market was less costly than a strategy using custom products obtained through RFPs or other structured solicitations. Page 75 of the July 31, 1999 audit report and page 76 of the October 31, 1999 audit report, Exhibit 29 from the record below.

     167. PWC described the technique employed by Nevada Power to hedge prices delivered into its system using Palo Verde as the trading hub at page 52 of the July 31, 1999 audit report and at page 53 of the October 31, 1999 audit report. Exhibit ___ from the record below.

          Nevada Power Company's Palo Verde and SP15 hedging activities generally consisted of making forward purchases at Palo Verde and/or SP15 at fixed prices in lieu of making purchases at Mead or McCullough. This effectively "locked in" the Nevada Power Company's price for energy, with the exception of the location basis risk between Palo Verde and Mead or McCullough. Nevada Power Company chose to use this hedging activity because of the relative liquidity at Palo Verde and SP15 versus trading points in southern Nevada (i.e., Mead and McCullough). This increased liquidity at Palo Verde and SP 15 would allow Nevada Power to make

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          purchases with greater anonymity in the market which, management believed, would allow Nevada Power Company to make its purchases at overall lower prices.

     168. PWC made the following conclusion regarding Nevada Power's use of this hedging technique:

          This hedging technique is a well-recognized hedging strategy that is not unique to Nevada Power Company. It is generally used under circumstances similar to Nevada Power Company's where delivery must be taken at an illiquid trading point and the company faces the risk of the market "knowing" the company must make a purchase, thereby driving prices up at the illiquid trading point. By making purchases at the liquid trading point and at the illiquid trading point, the company can "spread" its purchases over time to "mask" its needs from the market.

     169. Based on the reliable, probative and substantial evidence of record setting forth all of the facts and circumstances at the time, was contending in February through April 2001, Nevada Power exercised prudence in entertaining, reviewing, analyzing, negotiating and ultimately executing short-term power supply agreements totaling 250 MW.

                              CONCLUSION AND PRAYER

     With its March 29, 2002, order in PUCN Docket No. 11-11029, the Commission has denied Nevada Power recovery of tens of millions of dollars in annual revenues. The Commission's order is in violation of constitutional or statutory provisions, made upon unlawful procedure, affected by other error of law, clearly erroneous in view of the reliable, probative and substantial evidence on the whole record, is arbitrary and capricious and characterized by abuse of discretion.

     WHEREFORE, Nevada Power prays that the Court:

     1) Enter a judgment on this Petition for Judicial Review that reverses, vacates and sets aside the order issued March 29, 2001 in PUCN Docket No. 11-11029, and remands the matter back to the Commission with direction that the Commission authorize

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Nevada Power to immediately establish such rates as are sufficient to recover the entire DEAA balance of $922 million, with a carrying charge, over three years.

     2) Grant such other and further relief as the Court deems just and reasonable.

     DATED this 11/th/ day of April, 2002, at Reno, Nevada.

                                     NEVADA POWER COMPANY



                                     ___________________________________________
                                     William E. Peterson, General Counsel

                                     Attorney for Nevada Power Company
                                     6226 W. Sahara Avenue
                                     Las Vegas, Nevada   89146
                                     (702) 367-5690



                                     ___________________________________________
                                     Elizabeth Elliot

                                     Attorney for Nevada Power Company
                                     6226 W. Sahara Avenue
                                     Las Vegas, Nevada   89146
                                     (775) 834-5694

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